1.  DEFINITIONS AND CONSTRUCTION.	1
  (a)  Definitions.	1
  (b)  Matters of Construction.	14
2.  LOANS.	15
  (a)  Revolving Loans.	15
  (b)  Repayments.	16
  (c)  Notes.	16
  (d)  Bank Products.	16
  (e)  Increase of the Maximum Revolving Loan Limit  17
3.  LETTERS OF CREDIT.	17
  (a)  General Terms:	17
  (b)  Requests for Letters of Credit.	18
  (c)  Obligations Absolute.	18
  (d)  Expiration Dates of Letters of Credit.	19
4.  INTEREST, FEES AND CHARGES.	19
  (a)  Interest Rate.	19
  (b)  Other LIBOR Provisions.	19
  (c)  Fees And Charges.	21
  (d)  Maximum Interest.	23
5.  COLLATERAL.	24
  (a)  Grant of Security Interest to Lender.	24
  (b)  Other Security.	24
  (c)  Possessory Collateral.	25
  (d)  Electronic Chattel Paper.	25
  (e)  Key Man Life Insurance	25
6.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY
INTERESTS THEREIN.	25
7.  POSSESSION OF COLLATERAL AND RELATED MATTERS.  26
8.  COLLECTIONS.	26
9.  COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND
SCHEDULES.	28
  (a)  Borrowing Base Certificates	28
  (b)  Monthly Reports.	29
  (c)  Financial Statements.	29
  (d)  Annual Projections.	29
  (e)  Explanation of Budgets and Projections.	30
  (f)  Public Reporting.	30
  (g)  Other Information.	30
10.  TERMINATION.	30
11.  REPRESENTATIONS AND WARRANTIES.	31
  (a)  Financial Statements and Other Information.	31
  (b)  Locations.	31
  (c)  Loans by Borrower.	32
  (d)  Accounts.	32
  (e)  Liens.	32
  (f)  Organization, Authority and No Conflict.	32
  (g)  Litigation.	33
  (h)  Compliance with Laws and Maintenance of Permits.	33
  (i)  Affiliate Transactions.	33
  (j)  Names and Tradenames.	33
  (k)  Equipment.	33
  (l)  Enforceability.	34
  (m)  Solvency.	34
  (n)  Other Indebtedness.	34
  (o)  Margin Security and Use of Proceeds.	34
  (p)  Parent, Subsidiaries and Affiliates.	34
  (q)  No Defaults.	34
  (r)  Employee Matters.	34
  (s)  Intellectual Property.	35
  (t)  Environmental Matters.	35
  (u)  ERISA Matters.	35
  (v)  Regulation O.	36
  (w)  Equity.	36
  (x)  Investment Company.	37
  (y)  Consents.	37
  (z)  Licenses.	37
  (aa)  Subordinated Debt.	37
  (bb)  Information; No Untrue Statement.	37
  (cc)  Other Agreements.	38
  (dd)  Taxes.	38
  (ee)  Significant Contracts.	38
  (ff)  Insurance.	38
  (gg)  Tax Identification and Organizational Numbers.	38
  (hh)  Foreign Assets Control Regulations, Etc.	39
12.  AFFIRMATIVE COVENANTS.	39
  (a)  Maintenance of Records.	40
  (b)  Notices.	40
  (c)  Compliance with Laws and Maintenance of Permits.	41
  (d)  Inspection and Audits.	42
  (e)  Insurance.	42
  (f)  Collateral.	43
  (g)  Use of Proceeds.	44
  (h)  Taxes.	44
  (i)  Intellectual Property.	44
  (j)  Checking Accounts and Cash Management Services.	44
  (k)  Commercial Tort Claim.	45
  (l)  Maintenance of Licenses.	45
  (m)  Landlord Consents.	45
  (n)  Payment Obligations.	45
  (o)  Management.	45
  (p)  Corporate Existence.	45
  (q)  Key Man Life Insurance.	46
  (r)  Subordinated Debt.	46
13.  NEGATIVE COVENANTS.	46
  (a)  Pension Plans.	46
  (b)  Guaranties.	46
  (c)  Indebtedness.	47
  (d)  Liens.	47
  (e)  Mergers, Sales, Acquisitions, Subsidiaries and Other
Transactions Outside the Ordinary Course of Business.	47
  (f)  Dividends and Distributions.	48
  (g)  Investments; Loans.	48
  (h)  Fundamental Changes, Line of Business.	49
  (i)  Equipment.	49
  (j)  Affiliate Transactions.	49
  (k)  Settling of Accounts.	49
  (l)  Purposely Omitted.	49
  (m)  Subordinated Debt.	49
  (n)  Use of Proceeds.	50
  (o)  Patriot Act, Bank Secrecy Act and Office of
Foreign Assets Control.	50
  (p)  Other Agreements.	51
  (q)  Contingent Acquisition or Other Liabilities.	51
14.  FINANCIAL COVENANTS.	51
  (a)  Fixed Charge Coverage Ratio	51
  (b)  Senior Debt Ratio	51
  (c)  EBITDA	52
  (d)  Capital Expenditures	52
15.  DEFAULT.	52
  (a)  Payment.	52
  (b)  Breach of this Agreement and the Other
Agreements.	52
  (c)  Breaches of Other Obligations.	52
  (d)  Breach of Representations and Warranties.	53
  (e)  Loss of Collateral.	53
  (f)  Levy, Seizure or Attachment.	53
  (g)  Bankruptcy or Similar Proceedings.	53
  (h)  Appointment of Receiver.	53
  (i)  Judgment.	53
  (j)  Dissolution of Borrower.	54
  (k)  Criminal Proceedings.	54
  (l)  Change of Control.	54
  (m)  Change of Management.	54
  (n)  Material Adverse Change.	54
  (o)  Mandatory Prepayments.	54
  (p)  Default or Revocation of Subordination
Agreements.	54
  (q)  Licenses.	54
  (r)  Significant Contracts.	55
  (s)  Contingent Acquisition or Other Liabilities.	55
  (t)  Cessation of Business Activities.	55
  (u)  Assignment of Debt.	55
16.  REMEDIES UPON AN EVENT OF DEFAULT.	55
17.  CONDITIONS PRECEDENT.	57
18.  INDEMNIFICATION.	58
19.  NOTICE.	58
20.  CHOICE OF GOVERNING LAW; CONSTRUCTION;
FORUM SELECTION.	59
21.  MODIFICATION AND BENEFIT OF AGREEMENT.	59
22.  HEADINGS OF SUBDIVISIONS.	60
23.  POWER OF ATTORNEY.	60
24.  CONFIDENTIALITY.	60
25.  COUNTERPARTS.	61
26.  ELECTRONIC SUBMISSIONS.	61
27.  WAIVER OF JURY TRIAL; OTHER WAIVERS.	61
28.  TIME.	62
29.  SIGNATORIES.	62
30.  THIRD PARTIES.	62
31.  DISCHARGE OF LIENS.	62
32.  MONETARY DESIGNATIONS.	63
33.  PATRIOT ACT.	63
34.  JOINT AND SEVERAL LIABILITY OF BORROWERS.	63
35.  COMMON ENTERPRISE.	65
36.  PURPOSELY OMITTED.	66
37.  SAVINGS CLAUSE.	66
38.  ZANETT AS AGENT FOR THE BORROWERS	66





LOAN AND SECURITY AGREEMENT

DATED AS OF DECEMBER 21, 2006

AMONG

LASALLE BANK NATIONAL ASSOCIATION,

THE LENDER,

AND

ZANETT, INC.

ZANETT COMMERCIAL SOLUTIONS, INC.

PARAGON DYNAMICS, INC.,

THE BORROWERS


LOAN AND SECURITY AGREEMENT

       THIS LOAN AND SECURITY AGREEMENT (as amended, modified, restated or supplemented from time to time, this "Agreement") made effective as of December 21, 2006 by and among LASALLE BANK NATIONAL ASSOCIATION ("Lender") and ZANETT, INC., a Delaware corporation ("Zanett"), ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation ("ZCS") and PARAGON DYNAMICS, INC., a Delaware corporation ("Paragon") (Zanett, ZCS and Paragon are each individually, a "Borrower" and collectively, the "Borrowers"), having their principal place of business at 635 Madison Avenue, 15th Floor, New York, New York 10022.

WITNESSETH:

       WHEREAS, Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

       NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

    1.   DEFINITIONS AND CONSTRUCTION.

       (a)   Definitions.

       When used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable equally both to the singular and plural term defined):

       "AASI" shall have the meaning specified in Section 13(n).

       "Account", "Account Debtor", "Chattel Paper", "Commercial Tort Claims","Deposit Accounts", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter of Credit Rights", "Proceeds" and "Tangible Chattel Paper" shall have the respective meanings assigned to such terms in the Uniform Commercial Code, as the same may be in effect in the Commonwealth of Pennsylvania from time to time.

       "Administrative Borrower" shall have the meaning specified in
Section 38.

       "Affiliate" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of any
Borrower, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by any Borrower.

       "Applicable Margin" shall mean the margin set forth below with respectto LIBOR Rate Loans as in effect from time to time, as applicable;
provided, that the initial Applicable Margin shall be set at Level
II until five (5) Business Days after receipt of Borrowers' annual financial statements for the fiscal year ending December 31, 2007.

     Level            Fixed Charge           Applicable Margin
                     Coverage Ratio           LIBOR Rate Loans
    -------        ----------------        -------------------
       I                                             225

      II                                             250

       "Approved Electronic Form", "Approved Electronic Form Notice" and "Electronic Form" shall have the meanings specified in Section 26 hereof.

       "Authorized Officer" with respect to borrowing, shall mean any officer or employee of the Administrative Borrower authorized by Borrowers to request Loans set forth in an incumbency certificate delivered in accordance with Section 17(a).

       "Bank Products" shall mean any service or facility extended to any
Borrower by Lender or any Parent, Affiliate or Subsidiary of Lender in connection with: (i) ACH transactions, (ii) cash management, including controlled disbursement, accounts or services, or (iii) Hedge
Agreements.

       "Benefit Plan" shall mean a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower, any Subsidiary of any Borrower,or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six (6) years.

       "Board of Directors" shall mean the board of directors (or comparable managers) of any Borrower or any committee thereof duly authorized to act on behalf thereof.

       "Business Day" shall mean any day other than a Saturday, a Sunday or any day that banks in Philadelphia, Pennsylvania or Chicago, Illinois are required or permitted to close or, with respect to all matters, determinations,fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England, Philadelphia, Pennsylvania or Chicago, Illinois are required or permitted to close.

       "Capital Adequacy Charge" shall have the meaning specified in
Section 4(c)(viii).

       "Capital Adequacy Demand" shall have the meaning specified in
Section 4(c)(viii).

       "Capital Expenditures" shall mean with respect to any period, aggregate of all expenditures (whether paid in cash or accrued as liabilitiesand including expenditures for capitalized lease obligations) by Borrowers during such period that are required by GAAP to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers.

       "Capital Stock" shall mean, with respect to any Person, any and all shares interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

       "Change of Control" shall mean (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange
Act), other than David McCarthy, Claudio Guazzoni, their immediate family members and heirs, and trusts controlled by David McCarthy or Claudio Guazzoni, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of ten percent (10%) or more of the outstanding and issued Voting Stock of Zanett having the right to vote for the election of members of the Board of Directors of Zanett,
(b) Zanett ceases to own one hundred percent (100%) of the issued and outstanding Capital Stock of any other Borrower,
(c) any Person, other than David McCarthy or Claudio
Guazzoni, controls (directly or indirectly) management, major d ecisions, and day to day operations of any Borrower, or (d) a majority of the members of the Board of Directors do not constitute Continuing Directors.

       "Closing Date" shall mean the date of this Agreement.
       "Closing Document List" shall have the meaning specified in
Section 17(a).

       "Collateral" shall mean all of the assets of Borrowers, including without limitation the property of Borrowers described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities.

       "Contingent Acquisition or Other Liabilities" shall mean the obligations and liabilities described on Schedule 11(jj) and all other existing and future deferred purchase price obligations, installment sale obligations, litigation settlement obligations or other material payment obligations of each Borrower (other than indebtedness for borrowed money and trade debt in the ordinary course of business), including acquisition purchase price obligations permitted under Section 13(e).

       "Continuing Director" shall mean (a) any member of the Board of Directors who was a director of the respective
Borrower on the Closing Date and (b) any individual who becomes a member of such Board of Directorsafter the Closing
Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to such Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of such Borrower
(as such terms are used in Rule 14(a)-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

       "Contract Term" shall mean the period of time commencing on the Closing Date and expiring on December 21, 2009.

       "Default" shall mean an event which, with the passage of time or giving of notice, will become an Event of Default.

       "Default Rate" shall have the meaning set forth in Section
4(a)(iii).

       "Dilution" shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Lender in its reasonable discretion by (ii) gross invoiced sales of Borrowers for such period.

       "Dollars" and "$"shall have the meaning specified in
Section 32.

       "EBITDA" shall mean, with respect to any period and determined on a consolidated basis in accordance with GAAP, Borrowers' net income after taxes for such period (excluding any extraordinary gains or losses) plus all interest expense, non-cash compensation expense (net of cash payments made for prior periods), federal, state and local income tax expense, and depreciation and amortization expense for such period.

       "Eligible Account" shall mean an Account owing to any Borrower which is acceptable to Lender in its sole discretion for lending purposes (provided that Lender shall give Borrowers written notice of any eligibility criteria established by Lender and not set forth herein). Without limiting Lender's discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

            (i) it is genuine and in all respects what it purports to be;

            (ii) it is owned by any Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

            (iii) it arises from (A) the performance of services by any Borrower in the ordinary course of such Borrower's business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by any Borrower in the ordinary course of such Borrower's business, and (x) such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) any Borrower has possession of, or any Borrower has delivered to Lender (at Lender's request) shipping and delivery receipts evidencing delivery of such Goods;

            (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, and does not remain unpaid sixty
(60) days past the due date or ninety (90) days past the invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid sixty (60) days after the respective due dates or ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

            (v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of: (A) all maximum discounts, credits and allowances which may be taken by or granted to the applicable account Debtor in connection therewith in the ordinary course of the applicable Borrower's business, and (B) any setoff, counterclaim or other adjustment by the applicable Account Debtor, or if it is subject to any claim by such Account Debtor denying liability thereunder in whole or in part;

            (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;
            (vii) the Account Debtor thereunder is not another Borrower or a director, officer, employee or agent of any Borrower, or a Subsidiary, Parent or Affiliate;

            (viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless any Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable, including without limitation, all notice of assignment requirements.

            (ix) it is not an Account with respect to which the Account Debtor is located in a state which requires any Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B);
(y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Lender's satisfaction, that it is exempt from any such requirements under any such state's laws;

            (x) the Account Debtor is located within the United States of America or Canada (unless Lender has received evidence that such Account is fully supported by letter(s) of credit or credit insurance acceptable to Lender in Lender's sole discretion);

            (xi) it is not an Account with respect to which the Account Debtor's obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, or sale or return on consignment basis;

            (xii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of any Borrower contained in this Agreement;

            (xiii) it is not an Account which, when added to a particular Account Debtor's other indebtedness to any Borrower, exceeds twenty percent (20%) of all Accounts of such Borrower or a credit limit determined by Lender in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit);

            (xiv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its sole discretion;

            (xv) it is not an Account subject to any chargebacks, defenses, offsets (including without limitation, any reserves or accruals maintained by any Borrower for installment billings, commissions or third party billings related to work or services performed by other Persons on behalf of such Borrower), advertising allowances, finance charges or credits or otherwise classifiable as a "contra" Account (provided that any Account shall be deemed to be ineligible under the provisions of this clause (xv) only to the aggregate extent of any such chargebacks, defenses, offsets, advertising allowances, finance charges or credits, etc.);

            (xvi) the Account Debtor is Solvent and is not the subject of any state or federal bankruptcy, insolvency or receivership proceedings (or any similar proceedings under the laws of any foreign jurisdiction); and
            (xvii) it is not an Account arising from a performance obligation by any Borrower with respect to which such performance is bonded or otherwise guarantied by a surety.

       In the event that the Dilution with respect to any Borrower's Accounts for any twelve (12) month period is greater than five percent (5%), then the full amount of Borrowers' Eligible Accounts for purposes of calculating availability under Section 2(a) shall be reduced by the percentage by which such Dilution is in excess of five percent (5%).

       "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Borrower's business or facilities owned or operated by such Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

       "ERISA Affiliate" shall mean (i) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(b), (ii) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(c), (iii) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a member of an affiliated service group of which any Borrower is a member under IRC Section 414(m), or (iv) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower and whose employees are aggregated with the employees of such Borrower under IRC Section 414(o).

       "ERISA Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (ii) the withdrawal of any Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during, a plan year in which it was a "substantial employer" (as defined in Section 4001(a)
(2) of ERISA), (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA),
(iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (v) any event or condition (A) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (B) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (or the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA), of any Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (vi) providing any security to any Plan under Section 401(a)(29) of the IRC by any Borrower or any of its Subsidiaries or any of their ERISA Affiliates.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

       "Executive Order" shall have the meaning specified in Section 11(hh).

       "Event of Default" shall have the meaning specified in Section 15 hereof.

       "Fiscal Year" shall mean each twelve (12) month accounting period of Borrowers, which ends on December 31st of each year.

       "Fixed Charge Coverage Ratio" shall mean with respect to any applicable period and determined on a consolidated basis in accordance with GAAP, the ratio of (A) the sum of (i) EBITDA of Borrowers during such period, minus
(i) unfinanced Capital Expenditures of Borrowers during such period, minus
(ii) cash dividends and distributions paid by Borrowers during such period, minus (iii) cash income taxes paid by Borrowers during such period in respect of income earned by Borrowers, to (B) the sum of (i) actual principal payments made with respect to Funded Indebtedness of Borrowers (other than the Loans) during such period, plus (ii) interest expense of Borrowers during such period ((i) with EBITDA (A) being measured for the period beginning October
1, 2006 and ending on the applicable test date, and (B) being annualized by multiplying it by (x) four (4) for the December 31, 2006 test date, (y) two
(2) for the March 31, 2007 test date, and (z) one and one-third (1-1/3) for the June 30, 2007 test date, and (ii) with EBITDA being measured on a rolling four quarters basis for each test date after June 30, 2007).

       "Foreign Assets Control Regulations" shall have the meaning specified in Section 11(hh).

       "Fraudulent Transfer Laws" shall have the meaning specified in
Section 37.

       "Funded Indebtedness" shall mean, with respect to any Person and determined on a consolidated basis in accordance with GAAP, without duplication, on any date of determination (i) the sum of (a) the principal portion of all obligations of such Person for borrowed money, (b) the principal portion of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the implied principal component of all obligations of such Person under capitalized leases, (f) the principal portion of all obligations of such Person as an account party in respect of letters of credit (other than trade letters of credit) and bankers' acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit and bankers' acceptances),
(g) the implied principal component of all obligations of such Person under synthetic leases, (h) all obligations of such Person to repurchase any securities issued by such Person at any time prior to 3 1/2 years from closing which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (j) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production for property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,
(k) all guaranty obligations of such Person with respect to Funded Indebtedness of another Person, (l) the Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such indebtedness is recourse to such Person. For the avoidance of doubt, Funded Indebtedness shall not include (x) any value attributable to the warrants that are treated as a debt on Borrowers' financial statements or (y) any value attributable to any preferred stock of any Borrower that is treated as a debt on Borrowers' financial statements, and (m) to the extent not included under any of the above subsections, all Contingent Acquisition or Other Liabilities.

       "GAAP" shall mean generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

       "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).
       "Hedge Agreement" shall mean any and all transactions, agreements or documents now existing or hereafter entered into, that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrowers' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

       "Indemnified Party" shall have the meaning specified in
Section 18 hereof.

       "Indenture" shall mean the Indenture dated as of February 1,
2005
 between Zanett, as obligor, and U.S. Bank National Association, as trustee, as such agreement may be amended, restated or modified and all replacement indentures.

       "Interest Period" shall mean any continuous period of thirty
(30), sixty (60) or ninety (90) days, as selected from time to time by Borrowers by irrevocable notice (in writing, by telex, telegram or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that:
(A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Contract Term; (C) if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case the Interest Period shall end on the next preceding Business Day; and (D) if for any reason Borrowers shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans.

       "Key Managers" shall mean Claudio Guazzoni and Jack Rapport.

       "Key Man Life Insurance Policy" shall have the meaning specified in Section 5(e).

       "LaSalle Bank" shall mean LaSalle Bank, N.A., Chicago,
Illinois.

       "Letter of Credit" shall mean any standby letter of credit issued on behalf of any Borrower in accordance with this Agreement.

       "Letter of Credit Fee" shall have the meaning specified in
Section 3(a).

       "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.
       "Liabilities" shall mean any and all obligations, liabilities and indebtedness of Borrowers to Lender or to any Parent, Affiliate or Subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, provided that, such obligations, liabilities and indebtedness are arising under,out of or in connection with the Loans, the Loan Documents or any Bank Products. "Liabilities" shall include, without limitation, all obligations to repay principal, interest (including interest accruing after the commencement of a bankruptcy or reorganization case whether or not recoverable in such case), fees (including without limitation, the Termination Fee), expenses and other sums due hereunder, under any of the Loan Documents or in connection with any Bank Products.

       "LIBOR Rate" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or in the event that Bloomberg Financial Markets system is not then available or used by Lender, such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period divided by
(b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve
System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by Lender by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

       "LIBOR Rate Loans" shall mean the Loans (or portions of unpaid principal balances thereof) bearing interest with reference to the LIBOR Rate.

       "Loan Documents" shall mean this Agreement, the promissory notes executed and delivered pursuant hereto and the Other Agreements.

       "Loans" shall mean all loans and advances made by Lender to or on behalf of Borrowers hereunder.

       "Loan Year" shall mean each twelve (12) month period during the Contract Term, as such Contract Term may be extended from time to time, i.e., the first Loan Year will commence on the Closing Date.

       "Lock Box", "Lock Box Account" and "Lock Box Agreement" shall have the meanings specified in Section 8(a) hereof.

       "Material Adverse Effect" shall mean (a) a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Borrower, (b) a material impairment of any Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Lender's ability to enforce the Liabilities or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender's lien with respect to the Collateral as a result of an action or failure to act on the part of any Borrower.

       "Maximum Revolving Loan Limit" shall mean $8,000,000 as of the date of this Agreement, provided that such amount may be increased to $10,000,000 in accordance with the provisions of Section 2(e).

       "Minimum Net Availability" shall mean, as of the date of determination, an amount equal to the Revolving Loan Limit available to Borrowers, minus the sum of (A) all outstanding Revolving Loans, plus (B) the total outstanding amount of all Letter of Credit Obligations, plus (C) all sums due and owing by Borrowers to their trade creditors which are outstanding beyond trade terms usually and customarily afforded to Borrowers by their trade creditors, plus (D) all taxes then due to any federal, state or local taxing authority, plus (E) the costs incurred by Borrowers in connection with closing the transactions contemplated under this Agreement.

       "Net Worth" shall mean, at any time, Borrowers' consolidated total assets minus Borrowers' consolidated total liabilities as shown on the consolidated balance sheet of Borrowers as prepared in accordance with GAAP.

       "Non-Assignable Contracts" shall mean all of each Borrower's licenses, permits, approvals, license rights, agreements and General Intangibles with respect to which there are valid and enforceable legal or contractual restrictions prohibiting the collateral assignment or granting of a security interest therein.

       "Notice of Increase" shall have the meaning specified in
Section 2(e).

       "Obligor" shall mean each Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

       "Other Agreements" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower or any other Person and delivered to Lender or to any Parent, Affiliate or Subsidiary of Lender in connection with the Liabilities or the transactions contemplated by this Agreement, as each of the same may be amended, modified, supplemented or replaced from time to time.

       "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of any Borrower and, if such Borrower is a partnership, the general partner of Borrower.

       "PBGC" shall have the meaning specified in Section 12(b)(v) hereof. "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Lender; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrowers' ability to use such real property for their intended purpose in connection with Borrowers' business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided that, such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens set forth on Schedule 1; (vi) taxes not yet due and payable; and (vii) liens specifically permitted by Lender in writing. Notwithstanding the foregoing, no liens shall be permitted to encumber any Accounts of any Borrower or any proceeds of such Accounts or any Capital Stock of ZCS or Paragon.

       "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

       "Plan" shall have the meaning specified in Section 12(b)(v) hereof.

       "Prime Rate" shall mean LaSalle Bank's publicly announced prime rate (which is not intended to be LaSalle Bank's lowest or most favorable rate in effect at any time) in effect from time to time.

       "Prime Rate Loans" shall mean the Loans (or portions of unpaid principal balances thereof) bearing interest with reference to the Prime Rate.

       "Private Subordinated Promissory Notes" shall mean the promissory notes described in Schedule 1(b) attached hereto and all future promissory notes evidencing Private Subordinated Debt, as such notes may be amended, restated or modified and all replacement notes.

       "Private Subordinated Debt" shall mean all Subordinated Debt other than Public Subordinated Debt.

       "Public Subordinated Promissory Notes" shall mean each of the Renewable Unsecured Subordinated Notes described on Schedule 1(a) attached hereto and all future promissory notes evidencing Public Subordinated Debt, as such notes may be amended, restated or modified and all replacement notes.

       "Public Subordinated Debt" shall mean all Subordinated Debt issued and outstanding pursuant to the terms of the Indenture or pursuant to any other existing or future public offering of debt by any Borrower.

       "Regulatory Change" shall have the meaning specified in
Section 4(b)(iii).

       "Reportable Event" shall mean any of the events described in
Section 4043(c) of ERISA or the regulations thereunder.

       "Revolving Loan Limit" shall have the meaning specified in
Section 2(a) hereof.

       "Revolving Loans" shall have the meaning specified in
Section 2(a) hereof.

       "SEC" shall mean the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

       "Senior Debt Ratio" shall mean, as of each test date, the ratio of (a) Total Senior Debt of Borrowers as of the applicable test date, to (b) EBITDA of Borrowers for the period ending on the applicable test date ((i) with EBITDA (A) being measured for the period beginning October 1, 2006 and ending on the applicable test date, and (B) being annualized by multiplying it by (x) four (4) for the December 31, 2006 test date, (y) two (2) for the March 31, 2007 test date, and (z) one and one-third (1-1/3) for the June 30, 2007 test date, and (ii) with EBITDA being measured on a rolling four quarters basis for each test date after June 30, 2007).

       "Significant Contracts" shall have the meaning specified in
Section 11(ee).

       "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) at fair valuations, all of the properties and assets (both tangible and intangible) of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (ii) the present fair saleable value of the properties and assets (both tangible and intangible) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature or fall due, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

       "Subordinated Debt" shall mean collectively all indebtedness now or hereafter owed by any Borrower which is subordinated to the Liabilities pursuant to a written agreement in a form and content acceptable to and approved by Lender.

       "Subordinated Debt Documents" shall mean all documents evidencing or related to the Subordinated Debt, including without limitation (i) the Private Subordinated
Promissory Notes; (ii) the Public Subordinated
Promissory Notes; (iii) the Indenture; and (iv) the Subordination
Agreements.

       "Subordinated Notes" shall mean collectively the Private
Subordinated Promissory Notes and the Public Subordinated Promissory
Notes.

       "Subordination Agreements" shall mean collectively, and individually, those certain Subordination Agreements, in form and substance satisfactory to and approved by Lender, pursuant to which the Subordinated Debt is subordinated to the Liabilities, which agreements prohibit any payments to be made to the Subordinated Debt holders by Borrowers, in respect of the Subordinated Debt, during the Contract Term, except as expressly provided in such Subordination Agreement. The Indenture shall constitute a Subordination Agreement with respect to the Public Subordinated Promissory Notes.
       "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any Borrower or any partnership of which any Borrower is a general partner.

       "Tax" shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to Lender; provided, that the term "Tax" shall not include any taxes imposed upon the net income of Lender.

       "Termination Fee" shall have the meaning in Section 4(c)(vi). "Total Senior Debt" shall mean all Funded Indebtedness of
Borrowers determined on a consolidated basis in accordance with GAAP other than the Subordinated Debt.

       "Trading With the Enemy Act" shall have the meaning specified in Section 11(hh).

       "Transaction" shall have the meaning specified in Section 24.

       "Voting Stock" shall mean with respect to any Person (a) one
(1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

       (b)   Matters of Construction.

       The terms "hereto", "hereby," "herein," "hereof" and
"hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise provided, any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

    2.   LOANS.

       (a)   Revolving Loans.

       Subject to the terms and conditions of this Agreement and the Other Agreements, during the Contract Term, Lender may, in its sole discretion, make revolving loans and advances (the "Revolving Loans") up to the following amounts outstanding at any time (the "Revolving Loan Limit"):

            (i) Eighty percent (80%) of the face amount of Borrowers' then existing Eligible Accounts; minus

            (ii) such reserves as Lender elects, in its sole discretion to establish from time to time; minus

            (iii) the total outstanding amount of all Letter of Credit Obligations;

provided that, the Revolving Loan Limit shall in no event exceed the then applicable Maximum Revolving Loan Limit.

       The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit, and (ii) the then applicable Maximum Revolving Loan Limit.
If at any time the outstanding Revolving Loans exceed either the Revolving Loan Limit or the then applicable Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans exceeds any applicable sublimit set forth in this Agreement, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans in such order as Lender shall determine in its sole discretion.

       Borrowers hereby authorize Lender, in its sole discretion, to charge any Borrower's accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

       A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Administrative Borrower shall give Lender same day notice, no later than 10:30 A.M. (Chicago, Illinois time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice the Administrative Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default. In the event that Borrowers maintain a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrowers, Lender may permit telephone requests for Revolving Loans and electronic transmittal (including e-mail transmittals) of instructions, authorizations, agreements or reports to Lender by Borrowers. Unless the Administrative Borrower specifically directs
Lender in writing not to accept or act upon telephonic or electronic communications from the Administrative Borrower, Lender shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by the Administrative Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

       Revolving Loans may be borrowed, repaid and reborrowed during the Contract Term.

       Borrowers hereby irrevocably authorize Lender to disburse the proceeds of each Revolving Loan requested by the Administrative Borrower, or deemed to be requested by the Administrative Borrower, as follows:
the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from the Administrative Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by the Administrative Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from the Administrative Borrower.

       (b)   Repayments.

       Subject to Lender's right under Section 16(a) to declare all Liabilities immediately due and payable at any time after the occurrence of an Event of Default which is continuing and the automatic acceleration of all Liabilities under the first sentence of Section 16(a), the Revolving Loans and all other Liabilities shall be repaid on the last day of the Contract Term. In the event that this Agreement is terminated for any reason, as a result of an Event of Default or otherwise, the outstanding principal balance of the Revolving Loans, together with any accrued and unpaid interest thereon, and all Liabilities shall be due and payable immediately.

       (c)   Notes.

       The Loans shall be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

       (d)   Bank Products.

       The Administrative Borrower on behalf of any Borrower may request, and Lender or its affiliates may, in their sole and absolute discretion, provide, Bank Products to any Borrower although Borrowers are not required to do so. In the event the Administrative Borrower requests Lender and/or its affiliates to procure or provide Bank Products, then Borrowers agree with Lender and/or such affiliates, as applicable, to pay when due all indebtedness, liabilities and obligations with respect to Bank Products and further agree to indemnify and hold Lender and/or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including, without limitation, reasonable attorneys fees) now or hereafter owing to or incurred by Lender (including, without limitation, those under agreements of indemnifications or assurances provided by Lender to its affiliates) and/or its affiliates with respect to Bank Products, all as the same may arise; provided, however that Borrowers shall not have any obligation hereunder to indemnify Lender and/or its affiliates with respect to matters caused by or resulting from the willful misconduct or gross negligence of Lender and/or such affiliates. In the event Borrowers shall not have paid to Lender and/or its affiliates such amounts when due, Lender may cover such amounts by an advance as a Revolving Loan, which advance shall be deemed to have been requested by the Administrative Borrower.
Borrowers acknowledge and agree that (i) all indebtedness, liabilities and obligations with respect to Bank Products provided by Lender or its affiliates, and all of its agreements under this Section, are part of the Liabilities secured by the Collateral, and (ii) the obtaining of Bank Products from Lender or its affiliates (A) is in the sole and absolute discretion of Lender or its affiliates and (B) is subject to all rules and regulations of Lender or its affiliates.

       (e)   Increase of the Maximum Revolving Loan Limit.

            Borrowers shall have the right during the Contract Term to increase the Maximum Revolving Loan Limit from $8,000,000 to $10,000,000, provided that, at the time Borrowers exercise such right no Default or Event of Default has occurred and is continuing and, provided that, Borrowers comply with the terms of this subsection (e). In order to exercise the right to increase the Maximum Revolving Loan Limit, the Administrative Borrower shall provide Lender with a duly executed and completed written notice of such exercise in the form attached hereto as Exhibit D (the "Notice of Increase"). Such Notice of Increase must be accompanied by payment of the increase fee set forth in Section 4(c)(ii). The increase of the Maximum Revolving Loan Limit shall then be effective on the third (3rd) Business Day after Lender's receipt of the duly executed and completed Notice of Increase and the payment of the increase fee.

    3.   LETTERS OF CREDIT.

       (a)   General Terms:

       Subject to the terms and conditions of this Agreement and the Other Agreements, during the Contract Term, Lender may, in its sole discretion, from time to time issue upon the Administrative Borrower's request, standby Letters of Credit; provided that, the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed the lesser of (i) the Revolving Loan Limit (without reduction for outstanding Letter of Credit Obligations) minus all outstanding Loans, or (ii) One Million and No/100 Dollars ($1,000,000). Payments made by Lender to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrowers agree that each payment made by Lender in respect of a Letter of Credit shall constitute a request by the Administrative Borrower for a Loan to reimburse Lender for such payment. In the event such Loan is not made for any reason, such reimbursement obligations shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Prime Rate Loans until paid.

       As provided in Section 2(a), the Revolving Loan Limit will be reduced by the total outstanding undrawn amount of all Letters of Credit. Borrowers shall remit to Lender a Letter of Credit fee (the "Letter of Credit Fee") equal to two and one-half percent (21/2%) per annum, based on a 360 day year, on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month. Borrowers shall also pay on demand the normal and customary administrative charges of Lender for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

       If at any time the aggregate undrawn face amount of all outstanding Letters of Credit exceeds the limit set forth in subsection
(i) and insufficient Revolving Loans are outstanding to enable Borrowers to eliminate such excess by paying down the Revolving Loans as required under Section 2(a), Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall hold such amount as cash collateral for the Liabilities (including the Letter of Credit Obligations).

       (b)   Requests for Letters of Credit.

       The Administrative Borrower shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by Lender.
If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

       (c)   Obligations Absolute.

       Borrowers shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on Borrowers' behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which any Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrowers' obligations hereunder. It is understood and agreed by Borrowers that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

       (d)   Expiration Dates of Letters of Credit.

       The expiration date of each standby Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Contract Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Contract Term.

    4.   INTEREST, FEES AND CHARGES.

       (a)   Interest Rate.

       Subject to the terms and conditions set forth below, the Revolving Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

            (i) With respect to Prime Rate Loans, the Prime Rate in effect from time to time, payable on the first Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

            (ii) With respect to LIBOR Rate Loans, the LIBOR Rate for the applicable Interest Period plus the Applicable Margin per annum then in effect for the applicable Interest Period, such rate to remain fixed for such Interest Period. Interest shall be payable on the first Business Day of each month in arrears, expiration of the then applicable Interest Period and on the date of any payment hereon by Borrowers.

            (iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon (the "Default Rate"), which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year and based on actual principal amounts outstanding.

       (b)   Other LIBOR Provisions.

            (i) Subject to the provisions of this Agreement, the Administrative Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest
Periods; (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans;
(C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided that, Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of Sections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred.

            (ii) Lender's determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if (A) Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (x) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London
Interbank Eurodollar market in the ordinary course of business, or (y) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by the Administrative Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in Section 4(a)(ii) of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), or (B) an Event of Default occurs and is then continuing, Lender shall promptly notify the Administrative Borrower (1) if any of the events described above in (A) have occurred, all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, (2) if an Event of Default has occurred and is continuing, all existing LIBOR Rate Loans shall, at the election of Lender, convert to Prime Rate Loans at the Default Rate, and (3) no additional LIBOR Rate Loans shall be made until such circumstances or continuing Events of Default are cured.

            (iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a "Regulatory Change"), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify (with any oral notification confirmed in writing) the Administrative Borrower and
(A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

            (iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period (including any conversion to a LIBOR Rate Loan as a result of a continuing
Event of Default) or if a LIBOR Rate Loan does not occur on a date specified by the Administrative Borrower in their request (other than as a result of a default by Lender), Borrowers agree to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment.

            (v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrowers to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender's funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrowers shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

            (vi) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate
Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrowers of such Tax and the Administrative Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

            (vii) Each request for a LIBOR Rate Loan shall be in an amount not less than One Million and No/100 Dollars ($1,000,000), and in integral multiples of, One Hundred Thousand and No/100
Dollars ($100,000).

            (viii)   Unless otherwise specified by the
Administrative Borrower, all Loans shall be Prime Rate Loans.

            (ix) No more than three (3) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

            (x) No more than ninety percent (90%) of the aggregate unpaid principal balances of the Loans shall be LIBOR Rate Loans.

       (c)   Fees And Charges.

            (i) Closing Fee. Borrowers shall pay to Lender a closing fee of Thirty-Two Thousand and No/100 Dollars ($32,000), which fee shall be fully earned, non-refundable and payable on the date of disbursement of the initial Loans hereunder.

            (ii) Increase Fee. If the Administrative Borrower elects to increase the Maximum Revolving Loan Limit to Ten Million and No/100 Dollars ($10,000,000) as provided in Section 2(e), Borrowers shall pay to Lender a fee for such increase in the amount of Eight Thousand and No/100 Dollars ($8,000), which fee shall be fully earned, non-refundable and payable on the date Lender receives the Notice of Increase.

            (iii) Unused Line Fee. Borrowers shall pay to Lender an unused line fee of one-half percent (1/2%) per annum on the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned, non-refundable and payable monthly in arrears on the last Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

            (iv) Collateral Management Fee. For each Loan Year, Borrowers shall pay to Lender an annual fee for the management of the Collateral of Seven Thousand and No/100 Dollars ($7,000), which fee shall be fully earned, non-refundable and payable on the Closing Date and on the day prior to the anniversary of the Closing Date for each such Loan Year.

            (v) Audit Fee. Borrowers shall pay Lender's audit fees for the inspection and audit of the Collateral as provided in
Section 12(d) at the rate of Eight Hundred and No/100 Dollars ($800) per Person per day for no more than fifteen (15) days per Loan Year plus all costs and expenses related thereto, provided that if an Event of Default has occurred there shall be no limit on the number of audit days for which such fee shall be payable.

            (vi)   Letter of Credit Fees.  Borrowers shall pay to
Lender the Letter of Credit Fees pursuant to the terms set forth in Section 3(a).

            (vii) Termination Fee. In the event that Borrowers terminate this Agreement at any time prior to the expiration of the Contract Term as provided in Section 10, or this Agreement is terminated by Lender after the occurrence and during the continuance of an Event of Default, then Borrowers hereby agree to pay to Lender a termination fee payable as follows:

                      A. Termination in the first Loan Year shall be accompanied by a termination fee equal to two percent (2%) of the Maximum Revolving Loan Limit; and

                      B. Termination in the second Loan Year
shall be accompanied by a termination fee equal to one percent
(1%) of the Maximum Revolving Loan Limit.

       In the event this Agreement is terminated by Lender as a result of an Event of Default, Lender shall be entitled to receive the termination fee required to be paid as provided above. In the event this Agreement is terminated for any reason, as a result of an Event of Default or otherwise, the outstanding balance of the Revolving Loans, together with any accrued and unpaid interest thereon and all other Liabilities shall be due and payable immediately.

       The termination fee described above is referred to herein as the "Termination Fee". The Termination Fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination of this Agreement and Borrowers agree that it is reasonable under the circumstances currently existing. The Termination Fee shall be deemed included in the Liabilities and shall be secured by the Collateral.

        In the event that the Contract Term is extended, Lender reserves the right to extend the period within which the Termination Fee is payable so that a two percent (2%)
Termination Fee would be payable in the first year of such extension and a one percent (1%) Termination
Fee would be payable in the second year of such extension.

            (viii) Costs and Expenses. Borrowers shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel), incurred by Lender in connection with the (A) analysis, due diligence, documentation, consummation and administration of this transaction, the Loans and any other transactions between any Borrower and Lender, including, without limitation, fees and expenses for Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, field examination costs (subject to the limitations in Section 4(c)(v) above and expenses, appraisal costs, surveys, title insurance and environmental audit or review costs; (B) collection, protection or enforcement of any rights in or to the Collateral; (C) collection of any Liabilities; and (D) administration and enforcement of any of Lender's rights under this Agreement or any Other Agreement, including without limitation, fees, costs and expenses incurred under Section 18. Borrowers shall also pay all normal service charges with respect to all accounts maintained by Borrowers with Lender and LaSalle Bank and any additional services requested by Borrowers from Lender and LaSalle Bank. All such costs, expenses and charges shall, if owed to LaSalle Bank, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, constitute Liabilities hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence of an Event of Default, Borrowers shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and attorneys' fees, incurred by Lender in connection with the (x) collection, protection or enforcement of any rights in or to the Collateral; (y) collection of any Liabilities; and (z) administration and enforcement of any of Lender's rights under this Agreement.

            (ix) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to the Administrative Borrower of a written demand therefor ("Capital AdequacyDemand") together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts ("Capital Adequacy Charge") as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.
A certificate of Lender claiming
entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

       (d)   Maximum Interest.

       It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

    5.   COLLATERAL.

       (a)   Grant of Security Interest to Lender.

       As security for the payment of all Loans now or in the future made by Lender to any Borrower hereunder and for the payment or other satisfaction of all other Liabilities, each Borrower hereby assigns to Lender and grants to Lender a continuing security interest and lien on all assets of such Borrower, including without limitation, the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (i) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses (that are not Non-Assignable Contracts), software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (iv) all Investment Property; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) Commercial Tort Claims listed on
Schedule 11(g) hereto (as it may be amended from time to time); (ix) all Proceeds of all Non-Assignable Contracts, including without limitation, all Proceeds from the sale, transfer or liquidation of such Non-Assignable Contract and the value allocable to such Non-Assignable Contracts in any sale of such Borrower's business or assets; (x) all condemnation awards; (xi) any other property of such Borrower now or hereafter in the possession, custody or control of Lender or any agent or any Parent, Affiliate or Subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (xii) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower's books and records relating to any of the foregoing and to such Borrower's business.

       (b)   Other Security.

              Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrowers under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorneys' fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (c)   Possessory Collateral.

       Immediately upon any Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper, and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as each Borrower's attorney and agent-in-fact, to endorse or assign the same on such Borrower's behalf.

       (d)   Electronic Chattel Paper.

       To the extent that any Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable,
(ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

       (e) Key Man Life Insurance. As further security for the Liabilities, Borrowers shall assign and grant to Lender a security interest (i) in a life insurance policy and the proceeds payable thereunder in the amount of $500,000, insuring the life of Claudio Guazzoni, and (ii) in a life insurance policy and the proceeds payable thereunder in the amount of $500,000 insuring the life of Jack Rapport (each a "Key Man Life Insurance Policy"). Each Key Man Life Insurance Policy shall be in addition to all insurance required to be maintained by Borrowers under Section 12(e) hereof. Borrowers and Lender agree that if any proceeds become payable under any Key Man Life Insurance Policy, such proceeds shall be paid to Lender to be applied as a prepayment (without any Termination Fee) to the outstanding principal balance of the Loans as a permanent reduction of the Maximum Revolving Loan Limit at Lender's sole discretion.

    6.   PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY
INTERESTS THEREIN.
       Each Borrower shall, at Lender's request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender's security interest in the Collateral. Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. In addition, each Borrower authorizes Lender to file UCC-1 financing statements against such Borrower covering the Collateral owned by such Borrower (and describing such Collateral, if Lender shall so chose in its sole discretion, as "all assets" of such Borrower) in such jurisdictions as Lender shall deem necessary, prudent, or desirable to perfect and protect the liens and security interests granted to Lender hereunder, with or without the signature of such Borrower. Each Borrower agrees to execute and deliver any notarial deeds, together with any other agreements, instruments, deeds or documents, under applicable law to the extent required in order for Lender to make use of the foregoing power of attorney. Each Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Borrower, as debtor, and Lender, as secured party, and any or all Collateral as collateral.

    7.   POSSESSION OF COLLATERAL AND RELATED MATTERS.

       Until an Event of Default has occurred, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower's business, to (a) sell, lease or furnish under contracts of service any of such Borrower's Inventory normally held by such Borrower for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Lender for application to the Liabilities (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower. Nothing in this Section 7 shall be deemed to limit Lender's rights or remedies upon the occurrence of an Event of Default.

    8.   COLLECTIONS.

       (a) Borrowers shall direct all of their Account Debtors to make all payments on the Accounts directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Lender. Borrowers shall establish an account (the "Lock Box Account") in Lender's name, into which all payments received in the Lock Box shall be deposited, and into which Borrowers will immediately deposit all payments received by Borrowers on their Accounts and any an all other cash proceeds of any Collateral in the identical form in which such payments were received, whether by cash or check, and Borrowers shall direct any Account Debtor desiring to send a wire transfer as payment to send any funds to the Lock Box Account. If any Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. If required by Lender, Borrowers shall execute an account control agreement with respect to the Lock Box Account (such agreement, as it may hereinafter be amended, modified, restated or replaced from time to time, a "Lock
Box Agreement") among Lender and Borrowers. The Lock Box Agreement shall provide, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box Account are the sole and exclusive property of Lender (subject to the terms hereof), and that Lender shall control the disposition of funds in the Lock Box and Lock Box Account without further consent from Borrowers.

       Borrowers agree that all payments made to such Lock Box
Account or otherwise received by Lender, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided that, so long as no Event of Default has occurred, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of
(i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Lender's discretion, to Borrowers so long as after giving effect to such disbursement, Borrowers' availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Borrowers agree to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box Account. All of such fees, costs and expenses if not paid by Borrowers, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by each Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Borrower's behalf. For the purpose of this Section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (i) to endorse such Borrower's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof; and (iii) to have access to any lock box or postal box into which any of such Borrower's mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

       Notwithstanding the foregoing provisions of this Section 8(a), as long as no Event of Default has occurred, Borrowers may direct that the payments by the State of Indiana on Accounts owed to Borrowers be directed to a post office box under the exclusive control of a financial institution with a branch in Indiana and otherwise acceptable to Lender, with such payment to be deposited in a deposit account in the name of Lender or "Zanett Commercial Solutions, Inc. interest for the benefit of LaSalle Bank National Association" (the "Local Depository Account"), provided that, such financial institution and Lender enter into a blocked account agreement in form and content acceptable to Lender.

       (b) Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrowers' Accounts or other amounts owed to any Borrower by suit or otherwise; (ii) exercise all of Borrowers' rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrowers; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrowers, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;
(iv) sell or assign any Account of Borrowers or other amount owed to Borrowers upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign each Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to any Borrower; and (vi) do all other acts and things which are necessary, in Lender's sole discretion, to fulfill Borrowers' obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to Borrowers. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers' expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

       (c) For purposes of calculating interest and fees, Lender shall, within one and one-half (11/2) Business Days after receipt by Lender at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities in such order as Lender shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection.

       (d) On a monthly basis, Lender shall deliver to the Administrative Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless the Administrative Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to the Administrative Borrower and any such notice shall only constitute an objection to the items specifically identified.

    9.   COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND
SCHEDULES.

       (a)   Borrowing Base Certificates

       The Administrative Borrower shall deliver to Lender as soon as practicable and in any event within ten (10) Business Days after the end of each month an executed borrowing base certificate in Lender's then current form, which shall be accompanied by copies of Borrowers' sales journal, cash receipts journal and credit memo journal for the relevant period. Such borrowing base certificate and related items shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding month, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts. The Lender's current form of borrowing base certificate is attached hereto as Exhibit C.

       (b)   Monthly Reports.

       The Administrative Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event within twenty (20) days after the end of each month, (A) a detailed trial balance of Borrowers' Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of Borrowers, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including, if requested by Lender, a listing of any held checks.

       (c)   Financial Statements.

       The Administrative Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared, consolidating financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers, setting forth, in each case, comparisons to the annual budget and to the corresponding period in the preceding Fiscal Year, certified by the Chief Financial Officer of each Borrower; and
(ii) no later than ninety (90) days after the end of each of Borrowers' Fiscal Years, audited, consolidated and consolidating annual financial statements, setting forth, in each case, comparisons to the annual budget and to the corresponding period in the preceding Fiscal Year, with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Lender. Borrowers shall use their reasonable best efforts to have such financial statements accompanied by a letter from such accountants acknowledging that they are aware that a primary intent of Borrowers in obtaining such financial statements is to influence Lender and that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder. Such financial statements shall also be accompanied by copies of any management letters sent to the Borrowers by such accountants.

       (d)   Annual Projections.

       As soon as practicable and in any event within thirty (30) days prior to the beginning of each Fiscal Year, the Administrative Borrower shall deliver to Lender projected balance sheets, statements of income, borrowing base availability, and cash flow for Borrowers, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender. Borrowers agree that such projections shall be based upon reasonable and realistic assumptions and current economic conditions and that such projections shall represent Borrowers' best good faith estimate for Borrowers' business for the periods covered thereby.

       (e)   Explanation of Budgets and Projections.

       In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, the Administrative Borrower shall deliver a letter signed by the Chief Executive Officer of each Borrower and by the Treasurer or Chief Financial Officer of each Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

       (f)   Public Reporting.

       Promptly upon the filing thereof, the Administrative Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrowers or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

       (g)   Other Information.

       Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

    10.   TERMINATION.

       THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF
UNTIL (a) THE EXPIRATION OF THE CONTRACT TERM, (b) LENDER GIVES
THE ADMINISTRATIVE BORROWER WRITTEN NOTICE THAT THIS AGREEMENT IS TERMINATED AFTER THE OCCURRENCE OF AND DURING THE CONTINUANCE OF
AN EVENT OF DEFAULT, (c) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF, OR (d) THE ADMINISTRATIVE BORROWER GIVES LENDER WRITTEN NOTICE OF BORROWERS' INTENT TO TERMINATE THIS AGREEMENT. THE ADMINISTRATIVE BORROWER
MAY ONLY TERMINATE THIS AGREEMENT UPON
DELIVERY TO LENDER OF AT LEAST NINETY (90) DAYS'
PRIOR WRITTEN NOTICE OF BORROWERS' INTENT TO TERMINATE, WHICH NOTICE ONCE GIVEN IS IRREVOCABLE, AND UPON PAYMENT TO THE LENDER OF ALL LIABILITIES IN FULL, INCLUDING WITHOUT LIMITATION, THE TERMINATION FEE SET FORTH IN SUBSECTION 4(c)(vii) HEREOF AND BY EITHER (X) PROVIDING CASH COLLATERAL IN AN AMOUNT EQUAL TO ONE HUNDRED FIVE PERCENT (105%) OF THE UNDRAWN FACE AMOUNT OF ALL OUTSTANDING LETTERS OF CREDIT, OR (Y) OBTAINING THE AGREEMENT OF ALL BENEFICIARIES OF
THE OUTSTANDING LETTERS OF CREDIT TO THE TERMINATION THEREOF AND
ALSO DELIVERING ALL ORIGINALS OF SUCH LETTERS OF CREDIT TO LENDER. Upon the occurrence of any of the events described in clauses (a),
(b), (c) or (d) above, (i) Lender shall have no obligation to make any additional Loans; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full and the Letters of Credit are cash-collateralized or terminated and returned, subject to survival of certain provisions specifically as set forth herein, including without limitation, survival of Section 18. If the Letters of Credit are cash-collateralized as provided above, the terms and conditions regarding such cash collateral and the rights and obligations of Borrowers and Lender with respect to such Letters of Credit and cash collateral must be acceptable to Lender and shall be set forth in a written agreement acceptable to Lender. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, Borrowers shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, Parents, Subsidiaries and Affiliates to Borrowers, and if Borrowers are obtaining new financing from another lender, Borrowers shall deliver such new lender's indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrowers' account, but which subsequently are dishonored for any reason or for automaticclearinghouse or wire transfers not yet posted to Borrowers' account.

    11.   REPRESENTATIONS AND WARRANTIES.

       Borrowers hereby jointly and severally represent and warrant to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers' execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by Borrowers at the time each Loan is made pursuant to this Agreement, provided that, representations and warranties madeas of a particular date shall be true and correct as of such date.

       (a)   Financial Statements and Other Information.

       The financial statements and other information delivered or to be delivered by Borrowers to Lender at or prior to the date of this Agreement accurately reflect the financial condition of Borrowers, and there has been no adverse change in the financial condition, the operations or any other status of Borrowers since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by Borrowers to Lender is true and correct as of the date with respect to which such information was furnished.

       (b)   Locations.

       The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, such Borrower's principal place of business and all of such Borrower's other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit
A and at other locations within the continental United States of which Lender has been advised by such Borrower in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which such Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Lender has been advised by such Borrower in writing in accordance with subsection 12(b)(i) hereof. No Borrower has, during the five (5) years preceding the date of this Agreement
(i) acquired all or substantially all of the assets, Capital Stock, or operating units of any Person, except as set forth on Schedule 11(b); nor (ii) has a business location at any address other than the addresses set forth on Schedule 11(b).

       (c)   Loans by Borrower.

       No Borrower has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees,officers and directors of Borrowers for travel and other expenses arising in the ordinary course of Borrowers' business.

       (d)   Accounts.

       Each Account which Borrowers shall, expressly or by implication, request Lender to classify as an Eligible Account, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the definition of "Eligible Account" as set forth herein and as otherwise established by Lender from time to time.

       (e)   Liens.

       Each Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

       (f)   Organization, Authority and No Conflict.

       Zanett is a corporation, duly organized, validly existing and in good standing in the State of Delaware. ZCS is a corporation, duly organized, validly existing and in good standing in the State of Delaware. Paragon is a corporation, duly organized, validly existing and in good standing in the State of Delaware. Each Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. No Borrower's execution, delivery and performance of this Agreement and the Other Agreements conflicts with the provisions of the organizational documents of any Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrowers, and each Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of such Borrower's property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or any of its property may be bound or affected.

       (g)   Litigation.

       Except as disclosed to Lender on Schedule 11(g) hereto, there are no actions or proceedings which are pending or threatened against any Borrower which might have a Material Adverse Effect on such Borrower, and Borrowers shall, promptly upon becoming aware of any such pending or threatened action or proceeding which might have a Material Adverse Effect on any Borrower, give written notice thereof to Lender. No Borrower has any Commercial Tort Claims pending other than those set forth on Schedule 11(g) hereto as the same may be amended from time to time.

       (h)   Compliance with Laws and Maintenance of Permits.

       Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower. Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on such Borrower.

       (i)   Affiliate Transactions.

       Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate.

       (j)   Names and Tradenames.

       Each Borrower's name has always been as set forth on the first page of this Agreement and no Borrower uses any tradenames, assumed names, fictitious names or division names in the operation of each of their respective businesses, except as set forth on Schedule 11
(j) hereto. No Borrower has, during the past five (5) years preceding the date of this Agreement used any other corporate, trade or other fictitious name except as set forth on Schedule 11(j) hereto.

       (k)   Equipment.

       Except as set forth on Schedule 11(k) hereto, each Borrower has good and indefeasible and merchantable title to and ownership of all Equipment. No Equipment is a Fixture to real estate unless such real estate is owned by a Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord's agreement in favor of Lender on terms reasonably acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

       (l)   Enforceability.

       This Agreement and the Other Agreements to which any Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordancewith their respective terms.

       (m)   Solvency.

       Each Borrower is, after giving effect to the transactions contemplated hereby, Solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

       (n)   Other Indebtedness.

       Except as set forth on Schedule 11(n) hereto, no Borrower is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

       (o)   Margin Security and Use of Proceeds.

       No Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

       (p)   Parent, Subsidiaries and Affiliates.

       Except as set forth on Schedule 11(p) hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person.

       (q)   No Defaults.

       No Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Borrower.

       (r)   Employee Matters.

       There are no controversies pending or threatened between any Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Borrower, and all Borrowers are in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on any Borrower.

       (s)   Intellectual Property.

       Except as set forth on Schedule 11(s), each Borrower possesses, free and clear of all adverse claims, liens, security agreements, restrictions or encumbrances, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it. Except as set forth on Schedule 11(s), to each Borrower's knowledge there is no infringement, action, lawsuit, claim or complaint that asserts that such Borrower's operations violate or infringe upon the licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles or tradenames of others with respect to any apparatus or method of such Borrower or any adversely held licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles or tradenames. Schedule 11(s) hereto lists (i) each copyright (and application therefor), (ii) each trademark or service mark (and each application therefor) and
(iii) each patent (and each application therefor) owned and/or filed by any Borrower, listing in each case the registration or application number and date of each such item of intellectual property and the owner thereof. Schedule 11(s) also lists each agreement between or among any Borrower and one or more third parties pursuant to which such Borrower is the licensee of and has the right to use any copyright(s), trademark(s), service mark(s), patent(s), or other intellectual property listing in each case an itemized description of the intellectual property subject to such licensing agreement, including, if known, the information required with respect to the intellectual property owned by such Borrower.

       (t)   Environmental Matters.

       No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of all Borrowers comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Borrower's knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials. No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

       (u)   ERISA Matters.

       (i) There are no outstanding liens against any of any Borrower's properties or assets in connection with any obligations and liabilities arising under ERISA and each Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets; (ii) no Borrower has any obligations with respect to any Plan; (iii) no ERISA Events, including, without limitation, any "Reportable Event" or "Prohibited Transaction" (as those terms are defined under ERISA), have occurred in connection with any Plan of any Borrower which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by any U.S. District Court of a trustee to administer any such Plan; (iv) all of each Borrower's Plans meet with the minimum funding standards of Section 302 of ERISA; and (v) no Borrower has any existing liability to the PBGC. No Borrower is subject to or bound to make contributions to any Multi-Employer Plan.

       The present value of the aggregate benefit liabilities under any of the Plans, determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefits liabilities" has the meaning specified in Section 4001 of ERISA andthe terms "current value" and "present value" have the meanings specified in Section 3 of ERISA. Neither any Borrower nor any ERISA Affiliates have incurred withdrawal liabilities
(and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA.

       (v)   Regulation O.

       No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms
"director"
(when used with reference to Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

       (w)   Equity.

       The authorized and outstanding equity of each Borrower is as set forth on Schedule 11(w) attached hereto and made a part hereof. All of the outstanding equity interests in each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in Schedule 11(w), there are no subscriptions, warrants, options, calls, commitments, rights, stock appreciation rights, phantom stock rights or agreements by which any Borrower or any of its members is bound relating to the issuance, transfer, voting or redemption of its equity interest, or any pre-emptive rights held by any Person with respect to the equity interest in such Borrower. Except as set forth in Schedule 11(w), no Borrower has issued any securities convertible into or exchangeable for equity interest, or any options, warrants or other rights to acquire such equity interest, or securities convertible into or exchangeable for such equity interest. To the best of each Borrower's knowledge, there are no agreements among any Borrower's shareholders with respect to any Capital Stock except as set forth in Schedule 11(w). No Borrower has violated any applicable federal or state securities laws in any material respect in connection with the offer, sale or issuance of any of its Capital Stock.

       (x)   Investment Company.

       No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Borrower controlled by such a company.

       (y)   Consents.

       No authorization, consent, approval, license, exemption by or filing or registration with any court or governmental department, commission, board (including, without limitation, the Board of Governors of the Federal Reserve System), bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by any Borrower of this Agreement and the Other Agreements.

       (z)   Licenses.

       Other than the licenses described in Schedule 11(z), as of the date of this Agreement, there are no licenses required for the manufacture, distribution or sale of Inventory by any Borrower. Each of the licenses described in Schedule 11(z) is in full force and effect, except as described in Schedule 11(z). Schedule 11(z) accurately describes the license fees; the payments that are being made or accrued; the renewal provisions; and any existing defaults under such required licenses. No Borrower has received any notices or demands for past due license fees or accrued and unpaid licenses fees from any party to such required licenses, other than as set forth on Schedule 11(z).

       (aa)   Subordinated Debt.

       Schedule 11(aa) accurately describes the interest rate, principal repayment terms, collateral security and put rights with respect to all currently outstanding Subordinated Debt. The Subordinated Debt Documents have not been amended or modified to make any changes thereto from the copies provided by Borrowers to Lender in connection with the closing under this Agreement (except as may be permitted by the applicable Subordination Agreement). There are no defaults or events of default existing under or with respect to any currently outstanding Subordinated Debt.

       (bb)   Information; No Untrue Statement.

       All information heretofore furnished by Borrowers to Lender orally or in writing for purposes of or in connection with this Agreement, the Subordinated Debt Documents or the Other Agreements or the borrowings contemplated hereby or thereby is true and accurate in all material respects or, in the case of projections, based upon reasonable estimates, on the date as of which such information is stated or certified. The representations and warranties made by each Borrower in the Subordinated Debt Documents are true and correct in all material respects and are incorporated herein by reference. No representation or warranty contained herein, in the Subordinated Debt Documents or in any certificate or other document furnished by Borrowers pursuant to this Agreement, the Subordinated Debt Documents and/or the Other Agreements contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

       (cc)   Other Agreements.

       No Borrower is a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, which would reasonably be expected to have a Material Adverse
Effect on such Borrower.

       (dd)   Taxes.

       Except as set forth on Schedule 11(dd) hereto, each Borrower has filed or caused to be filed all tax returns that are required to be filed (except for returns that have been appropriately extended), and has paid all taxes shown to be due and payable on such returns and all other taxes,impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved). No tax liens have been filed against any Borrower or any of its property.

       (ee)   Significant Contracts.

       Schedule 11(ee) is a complete and correct list of all contracts, agreements and other documents pursuant to which each Borrower receives revenues in excess of One Million Dollars ($1,000,000) per Fiscal Year or has committed to make expenditures in excess of One Million Dollars ($1,000,000) per Fiscal Year (collectively, the "Significant Contracts").
Except as set forth on Schedule 11(ee): (i) each such contract, agreement and other document is in full force and effect as of the date hereof, and (ii) as of the date hereof, no Borrower knows of any reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

       (ff)   Insurance.

       The properties of each Borrower are insured with financially sound and reputable insurance companies who are not Affiliates of any Borrower, and who are, to the best of Borrower's knowledge, financially sound, and in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower operates.

       (gg)   Tax Identification and Organizational Numbers.

            (i) Zanett's federal tax identification number is 56-4389547. The organizational number issued by the State of Delaware in connection with the organization and formation of Zanett is 3278589.

            (ii) ZCS's federal tax identification number is 86-1141136. The organizational number issued by the State of Delaware in connectionwith the organization and formation of ZCS's is 3948119.

            (iii) Paragon's federal tax identification number is 75-3093918. The organizational number issued by the State of Delaware in connection with the organization and formation of Paragon is 3604867.

       (hh)   Foreign Assets Control Regulations, Etc.

       Neither the requesting nor borrowing of the Loans or the use of the proceeds of the Loans will violate the Trading With the Enemy Act
(50 U.S.C. 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September
21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079
(2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither any Borrower nor any of its Subsidiaries or other Affiliates (i) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations, or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person."

       (ii)   Brokers.

            No broker, agent, finder or intermediary has acted on any Borrower's behalf in connection with the transactions contemplated under this Agreement except Merrill Lynch. Each Borrower agrees to indemnify and hold Lender harmless from any claims by any Person (other than Merrill
Lynch) for a commission, finder's fee or other similar compensation in connection with the transactions contemplated under this Agreement.

       (jj)   Contingent Acquisition or Other Liabilities.

            Schedule 11(jj) accurately describes the interest rate, repayment terms, collateral security and other rights with respect to any deferred purchase price obligations, installment sale obligations, litigation settlement obligations or any other material payment obligation of each Borrower other than indebtedness for borrowed money and trade debt in the ordinary course of business. The documents evidencing the obligations listed on Schedule 11(jj) have not been amended or modified to make any changes thereto from the copies of such documents provided by Borrowers to Lender in connection with the closing under this Agreement. There are no defaults or events of default existing under or with respect to such obligations listed on Schedule 11(jj).

    12.   AFFIRMATIVE COVENANTS.

       Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender's prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, Borrowers covenant and agree as follows:

       (a)   Maintenance of Records.

       Borrowers shall at all times keep accurate and complete books, records and accounts with respect to all of Borrowers' business activities, in accordance with sound accounting practices and GAAP and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

       (b)   Notices.

       Borrowers shall:

            (i)   Locations.  Promptly (but in no event less than ten
(10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of the location of any Borrower's books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrowers have previously advised Lender that such Goods will be used.

            (ii) Eligible Accounts. Promptly upon becoming aware thereof, notify Lender if any Account identified by Borrowers to Lender as an Eligible Account becomes ineligible for any reason.

            (iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which have been instituted or are threatened to be instituted against any Borrower with respect to which the amount claimed against any Borrower is greater than (A) $100,000 for any one action or proceeding, or (B) $150,000 in the aggregate for all actions or proceedings.

            (iv) Names and Tradenames. Notify Lender within ten (10) days of the change of any Borrower's name or the use of any tradename, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

            (v) ERISA Matters. Notify Lender within ten (10) days of (A) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the "PBGC") of any employee benefit plan ("Plan") covering any officers or employees of any Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (B) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, or (C) its intention to terminate or withdraw from any Plan.

            (vi) Environmental Matters. Notify Lender within ten (10) days after receipt of notice of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental
Law by any Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Borrower or its business operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

            (vii) Licenses. Immediately notify Lender of any of the following if any such event would be reasonably expected to have a Material Adverse Effect on any Borrower (A) any Borrower's receipt of any notice of any default or event of default under any licensing agreement disclosed on Schedule 11(s) or of any demand or request for payment of any past due or accrued and unpaid licenses fees thereunder;
(B) any change in the royalty or license fees payable under such licensing agreements; and (C) any events related to such licensing agreements.

            (viii) Default; Material Adverse Change. Promptly advise Lender of any Material Adverse Effect on Borrowers, or the occurrence of any Default or Event of Default hereunder.

            (ix)   Contingent Acquisition or Other Liabilities.
Immediately notify Lender of (A) any Borrower's receipt of any notice of default under any Contingent Acquisition or Other Liabilities; and
(B) any Borrower's receipt of a material notice regarding such Contingent Acquisition or Other Liabilities.

            (x) Subordinated Debt. Immediately notify Lender of (A) any Borrower's receipt of any notice of default with respect to any Subordinated Debt, (B) any request for repurchase or redemption by any holder of any Public Subordinated Debt, (C) any failure of the holder of any Public Subordinated Debt to renew the term of any Public Subordinated Debt at the applicable maturity date, (D) any Repayment Election (as defined in the Indenture) received by Zanett from any holder of any Public Subordinated Debt, (E) any Borrower's receipt of a material notice regarding any Subordinated Debt, and (F) Zanett's receipt of any material notice regarding the S-1 registration to be filed with the Securities and Exchange Commission as provided in
Section 12(r).

All of the foregoing notices shall be provided by Borrowers to Lender in writing.

       (c)   Compliance with Laws and Maintenance of Permits.

       Borrowers shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrowers and Borrowers shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on Borrowers. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid non-compliance, with any Environmental Law, which in either case would have a Material Adverse Effect on any Borrower, Borrowers shall at Borrowers' expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

       (d)   Inspection and Audits.
       Borrowers shall permit Lender, or any Persons designated by them, to call at Borrowers' places of business at any reasonable times during normal business hours (provided that during the continuance of an Event of Default, Lender's right of access shall not be limited), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrowers' books, records, journals, orders, receipts and any correspondence and other data relating to Borrowers' business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrowers' business as Lender may consider reasonable under the circumstances. Borrowers shall furnish to Lender such information relevant to Lender's rights under this Agreement as Lender shall at any time and from time to time reasonably request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender's name, to verify the validity, amount or any other matter relating to any of Borrowers' Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Borrowers authorize Lender to discuss the affairs, finances and business of Borrowers with any officers, employees or directors of Borrowers or with their Parent or any Affiliate or the officers, employees or directors of their Parent or any Affiliate, and to discuss the financial condition of Borrowers with Borrowers' independent public accountants. Any such discussions shall be without liability to Lender or to Borrowers' independent public accountants. Borrowers shall pay to Lender all customary fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (e)   Insurance.

       Borrowers shall:

            (i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrowers, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within thirty (30) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrowers or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.
In addition, Borrowers shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Borrowers hereby direct all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender, provided that, up to $100,000 in aggregate amount of insurance proceeds may be paid directly to Borrowers for as long as no Event of Default has occurred and is continuing. Each Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

            (ii) Maintain, at their expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

       If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not, protect Borrowers' interests or pay any claim made by or against any Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrowers may be able to obtain on their own and may be cancelled only upon Borrowers providing evidence that they have obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.
Borrowers shall not make or permit to be made reductions to the amounts of insurance or the type of coverage or changes to the exclusions or deductibles for coverage set forth in the insurance policies for Borrowers existing as of the date of this Agreement, without the prior written consent of Lender.

       (f)   Collateral.

       Borrowers shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Borrowers shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, Borrowers shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Borrowers shall, at the request of Lender, indicate on their records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

       (g)   Use of Proceeds.

       All monies and other property obtained by Borrowers from Lender pursuant to this Agreement shall be used solely for business purposes of Borrowers, including without limitation, to provide for future working capital requirements of Borrowers.

       (h)   Taxes.

       Borrowers shall file all required tax returns and pay all of theirtaxes when due, including, without limitation, all payroll taxes and other taxes imposed by federal, state or municipal agencies, and shall comply with all applicable laws, rules, regulations and treaties related to taxes applicable to Borrowers, and shall cause any liens for taxes to be promptly released; provided, that Borrowers shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrowers' financial statements; (ii) the contesting of any such payment by itself does not give rise to a lien for taxes;
(iii) Borrowers keep on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if Borrowers fail to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes. If Borrowers fail to pay any such taxes and in the absence of any such contest by Borrowers, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

       (i)   Intellectual Property.

       Borrowers shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue their business as heretofore conducted by them or as hereafter conducted by them.
At the request of Lender, Borrowers shall execute and deliver to Lender such security agreements or other assignments, in form and content acceptable to Lender, evidencing the grant of a security interest and/or collateral assignment to Lender of any and all intellectual property owned by Borrowers.

       (j)   Checking Accounts and Cash Management Services.

       Borrowers shall maintain a checking account with Lender. In addition, Borrowers shall enter into agreements with Lender for standard cash management services. Borrowers shall be responsible for all normal charges assessed thereon.

       (k)   Commercial Tort Claim.

       Borrowers shall provide written notice to Lender of any Commercial Tort Claim to which any Borrower is or becomes a party or which otherwise inures to the benefit of any Borrower. Such notice shall contain a sufficient description of the Commercial Tort Claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case
(if applicable), and a detailed explanation of the events giving rise to such claim. Borrowers shall grant Lender a security interest in such Commercial Tort Claim to secure payment of the Liabilities. Borrowers shall execute and deliver such instruments, documents and agreements as Lender may require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to this Agreement all in form and substance satisfactory to Lender. Each Borrower authorizes Lender to file (without such Borrower's signature) financing statements or amendments to existing financing statements as Lender deems necessary to perfect the security interest.

       (l)   Maintenance of Licenses.

       Borrowers shall maintain all licenses described in Schedule 11
(z) in full force and effect to the extent necessary to operate Borrowers' business. In the event that any license fees or royalties related to such licenses are not being paid on a current basis, Borrowers will accrue for such liabilities in accordance with GAAP.

       (m)   Landlord Consents.

       Promptly, upon any change in any of its locations, as set forth in Exhibit A hereto, Borrowers shall use their reasonable best efforts to obtain a landlord consent and subordination of lien, in a form reasonably satisfactory to Lender, from each landlord from whom any Borrower may lease space.

       (n)   Payment Obligations.

       Borrowers shall pay the indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform as the case may be, all of the other Liabilities of Borrowers to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lender to Borrowers, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

       (o)   Management.

       Borrowers shall cause their business to be continuously managed by the Key Managers, or such other persons reasonably acceptable to Lender.

       (p)   Corporate Existence.

       Each Borrower shall maintain its legal existence and good standing in the state of its formation, and its qualification and good standing as a foreign entity in each jurisdiction in which such qualification is necessary pursuant to applicable law, except where the failure to be qualified and in good standing as a foreign corporation would not reasonably be expected to have a Material Adverse Effect on such Borrower.

       (q)   Key Man Life Insurance.

       Borrowers shall maintain the Key Man Life Insurance Policies in full force and effect at all times, will pay all premiums required thereunder and will not amend or terminate such Key Man Life Insurance Policies or assign them to any Person (other than Lender), without Lender's prior written consent.

       (r)   Subordinated Debt.

       On or before June 15, 2008, Borrowers shall deliver to Lender evidence satisfactory to Lender that the maturity date for the $1,500,000 Promissory Note dated December 19, 2006 payable by Paragon to Emral Holdings Limited, which is one of the Private Subordinated Promissory Notes, has been extended to a point of time later than the effective expiration of the Contract Term.

       On or before April 30, 2007 Zanett shall deliver to Lender evidence satisfactory to Lender that Zanett has filed an S-1 registration with the Securities and Exchange Commission for the issuance by Zanett of at least $50,000,000 in renewable unsecured subordinated notes on terms substantially similar to those set forth in the Indenture. Thereafter, Zanett shall use its best efforts to have such registration become effective and to maintain such effectiveness through the Contract Term.

    13.   NEGATIVE COVENANTS.

       Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender's prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, Borrowers agree as follows:

       (a)   Pension Plans.

       Borrowers shall (i) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrowers in connection with such termination (as distinguished from any continuing funding obligation); (ii) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA or other applicable pension laws; and (iii) comply with all material requirements of ERISA or other applicable pension laws which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited
Transaction or material "accumulated funding deficiency" as such term is defined in ERISA.

       (b)   Guaranties.

       Except for each Borrower's guarantee of the other Borrowers' Liabilities, no Borrower shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

       (c)   Indebtedness.

       No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness of borrowed money other than the Loans, except that Borrowers may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Lender and in form and substance satisfactory to Lender is executed and delivered to Lender relative thereto; (ii) maintain their present indebtedness listed on Schedule 11(n) hereto (including refinancing, renewals or extensions thereof on the same or similar terms); (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; and (v) incur operating lease obligations requiring payments not to exceed $100,000 in the aggregate during any Fiscal Year of Borrowers.

       (d)   Liens.

       No Borrower shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than liens and security interests in favor of Lender and Permitted Liens.

       (e)   Mergers, Sales, Acquisitions, Subsidiaries and Other
Transactions Outside the Ordinary Course of Business.

       No Borrower shall (i) enter into any merger or consolidation, except for a merger or consolidation of one Borrower with another Borrower; (ii) change the state of such Borrower's organization or organization number or enter into any transaction which has the effect of changing such Borrower's state of organization without providing Lender with at least thirty (30) days' written notice of its intent to do so; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business;
(iii) purchase the Capital Stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (iv) enter into any other transaction outside the ordinary course of such Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its Capital Stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its Capital Stock or any other equity interest. No Borrower shall form any new Subsidiaries or enter into any joint ventures or partnerships with any other Person.

       Notwithstanding the foregoing restrictions a Borrower may purchase the Capital Stock, other equity interests or all or a material portion of the assets of another Person or division of another Person, provided that:

              (A) The aggregate amount of all cash and other consideration paid and to be by Borrowers (other than Capital Stock issued by Borrowers to the applicable seller) and all liabilities assumed by Borrowers (other than trade debt in the ordinary course of business) does not exceed or could not reasonably be expected to exceed $750,000 in the aggregate for all such acquisitions;

              (B) No Default or Event of Default under this
Agreement shall then exist or would be reasonably like to result from the acquisition;

              (C) Borrowers shall have given Lender at least thirty (30) days prior written notice of any such acquisitions with such notice to be accompanied by such historical financial statements and projections as may be required by Lender which must be acceptable in form and substance to Lender;

              (D) Lender shall have completed a field examination with respect to the business and assets being acquired, the results of which must be satisfactory to Lender;

              (E) Borrowers shall have a Minimum Net Availability of not less than $1,000,000 immediately after completion of each permitted acquisition after taking into account the terms of such acquisition;

              (F) The acquisition shall be in the same line of business as Borrowers' current business;

              (G) The acquisition documents shall be in form and content reasonably acceptable to and approved by Lender; and

       Lender shall have received and approved such other due diligence materials and documents related to such permitted acquisitions as Lender may require.

       (f)   Dividends and Distributions.

       No Borrower shall (i) declare or pay any dividend or other distribution in cash or property on any class of its Capital Stock or on account of any other equity interest in such Borrower, except for dividends or other distributions made by ZCS or Paragon to Zanett; (ii) make any cash return of capital of shareholders or any cash liquidation preference payment or cash distribution with respect to its Capital Stock; or (iii) make any payments in cash or property in respect of any stock options, stock bonus, or similar plan; provided, however, that such Borrower may accrue (but not pay) dividends as payments in kind.

       (g)   Investments; Loans.

       No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or Capital Stock of any Person, other than (i) as may be permitted pursuant to
Section 13(e) hereof, (ii) direct obligations of the United States,
(iii) obligations insured by the Federal Deposit Insurance Corporation, and (iv) obligations unconditionally guaranteed by the United States and readily marketable and freely transferable short-term commercial paper rated "A-1" by Standard and Poor's or "P-1" by Moody's Investors Service, Inc.; nor shall any Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.

       (h)   Fundamental Changes, Line of Business.

       No Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Borrower's current business, provided that, a Borrower may change its name upon at least 10 days prior written notice to Lender of such change and Lender is hereby authorized to file any financing statements or fixture filing amendments to reflect such name change as may be necessary to continue Lender's perfected lien against the assets of such Borrower.

       (i)   Equipment.

       No Borrower shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord's agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

       (j)   Affiliate Transactions.

       Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Section 11(c) hereof, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are less favorable to Borrowers than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

       (k)   Settling of Accounts.

       No Borrower shall settle or adjust any Account identified by Borrowers as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, Borrowers shall not settle or adjust any Account without the consent of Lender.

       (l)   Purposely Omitted.

       (m)   Subordinated Debt.

       No Borrower shall agree to or permit any amendment, modification or supplement to any of the documents or agreements evidencing, securing or documenting any of the Subordinated Debt (except as permitted under the Subordination Agreement related thereto).
No Borrower shall make any prepayments of any amounts due with respect to any Subordinated Debt or make any non-mandatory redemptions or repurchases of any Subordinated Debt.

       Notwithstanding anything herein or elsewhere to the contrary, Borrowers shall not make any principal payments with respect to Private Subordinated Debt unless all of the following conditions have been satisfied at the time of each such payment:
(i) Borrowers have been in compliance with the minimum Fixed Charge Coverage Ratio set forth in Section 14(a) for the immediately preceding two (2) fiscal quarters; (ii) the aggregate amount of all of such payments in the applicable fiscal quarter does not exceed the lesser of (A) the maximum amount that Borrowers could have paid in the first immediately preceding fiscal quarter and still be in compliance with the minimum Fixed Charge Coverage
Ratio in such fiscal quarter, or (B) the maximum amount that Borrowers could have paid in the second immediately preceding fiscal quarter and still be in compliance with the minimum Fixed Charge Coverage Ratio in such fiscal quarter; (iii) no Event of
 Default or Default hereunder has occurred and is continuing, and any such payment would not result in such an Event of Default or Default, (iv) no Revolving Loan exceeding the Revolving Loan Limit then exists or has been outstanding in the immediately preceding thirty (30) day period, (v) Borrowers shall have maintained an average Minimum Net Availability (after giving effect to such payments to be made on the Private Subordinated Debt) for the immediately preceding thirty (30) days prior to the date such payments are made of at least $750,000, (vi) Borrowers shall have Minimum Net Availability of at least $750,000 immediately after the making of such payment on the Private Subordinated
Debt, (vii) Borrowers shall have delivered to Lender the Borrowing Base Certificate and related items and the monthly reports of Borrowers in accordance with Sections 9(a) and 9(b) for the month immediately preceding the month in which such payment is being paid, and (viii) the status of accounts payable of Borrowers as of the date of such requested payment, including without limitation, the aging and aggregate amount thereof, evidences no material adverse change in the financial condition of Borrowers from the Closing Date;

       (n)   Use of Proceeds.

       Neither any Borrower nor any Affiliate of any Borrower shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten or privately placed by ABN AMRO Securities
(USA) Inc. ("AASI"), an Affiliate of Lender, (ii) purchasing from AASI any securities in which AASI makes a market, or (iii) refinancing or making payments of principal, interest or dividends on any securities issued by any Borrower or any Affiliate, and underwritten, privately placed by AASI or in which AASI makes a market.

       (o)   Patriot Act, Bank Secrecy Act and Office of Foreign
Assets Control.

       As required by federal law and the Lender's policies and practices, the Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrowers agree to provide such information. In addition, and without limiting the foregoing sentence, the Borrowers shall (i) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrowers or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar list maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any executive orders, (ii) not use or permit the use of the proceed of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or executive order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

       No Borrower shall engage in any dealings or transactions prohibited by the Executive Order, or be otherwise, to the knowledge of such Borrower, associated with any such person in any manner violative of the Executive Order.

       (p)   Other Agreements.

       No Borrower shall enter into any documents or agreements, other than the Subordinated Debt Documents in effect as of the date hereof, which limit or restrict Lender's rights to amend, modify, or restate this Agreement or any of the Other Agreements, including without limitation, Lender's right to extend the Contract Term, increase the rate of interest, or charge amendment, waiver, modification or other fees.

       (q)   Contingent Acquisition or Other Liabilities.

       No Borrower shall become obligated for any Contingent Acquisition or Other Liabilities except as disclosed Schedule 11(jj)
 or except as may be permitted under Section 13(e) and with the consent of Lender. No Borrower shall agree to any amendment, modification or supplement to any of the documents or agreements evidencing, securing or documenting any of the Contingent
Acquisition or Other Liabilities disclosed on Schedule 11(jj), except for such renewals, refinancings
or extensions thereof on the same or similar terms. No Borrower shall make any prepayments of any amounts due with respect to those payment obligations disclosed on Schedule 11(jj).

    14.   FINANCIAL COVENANTS.

       Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

       (a) Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth for the corresponding period set forth below:

                  Period                                  Ratio
--------------------------------------------------     ----------
For the 3 month period ending on December 31, 2006     1.0 to 1.0

For the 6 month period ending on March 31, 2007        1.1 to 1.0

For the 9 month period ending on June 30, 2007         1.1 to 1.0

For the 12 month period ending on September 30,
2007 and each 12 month period ending on the last
day of each fiscal quarter thereafter                  1.1 to 1.0


       (b) Senior Debt Ratio. Borrowers shall maintain a Senior Debt Ratio of not greater than the ratio set forth below for the corresponding period set forth below:

                  Period                                  Ratio
---------------------------------------------------    ----------
For the 3 month period ending on December 31, 2006     3.0 to 1.0

For the 6 month period ending on March 31, 2007        3.0 to 1.0

For the 9 month period ending on June 30, 2007         3.0 to 1.0

For the 12 month period ending on September 30, 2007   2.75 to 1.0

For the 12 month period ending on December 31, 2007
 and each 12 month period ending on the last day of
each fiscal quarter thereafter                         2.5 to 1.0


       (c) EBITDA. Borrowers shall maintain EBITDA for each calendar month (other than the calendar months of December and January) of not less than $140,000.

       (d) Capital Expenditures. Borrowers shall not permit their aggregate Capital Expenditures to exceed $250,000 in any calendar year commencing with the calendar year ending December 31, 2007. To the extent that such Capital Expenditures are less than $250,000 in any fiscal year,the amount not spent shall not be carried over to any subsequent year.

    15.   DEFAULT.

       The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrowers hereunder:

       (a)   Payment.

       The failure of Borrowers to pay when due (whether on a scheduled due date, pursuant to the provisions of this Agreement, at the stated maturity, by acceleration, on demand or otherwise), any of the Liabilities, including without limitation, all payments of principal and interest on any of the Loans.

       (b)   Breach of this Agreement and the Other Agreements.

       The failure of any Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of Borrowers under this Agreement or any of the Other Agreements, provided that, a breach of the covenants set forth in Sections 12(a), 12(c), 12(i), 12(k),
12(l) or 12(o) of this Agreement shall not constitute an Event of Default hereunder unless such breach continues uncured for a period of thirty (30) days after the earlier to occur of (i) Borrowers have actual knowledge of such breach, or (ii) Borrowers have received notice of such breach.

       (c)   Breaches of Other Obligations.

       The failure of any Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of Borrowers under any other agreement with any Person (after any applicable graceperiods therein) if such failure might have a Material Adverse Effecton Borrowers; or a default by any Borrower under any of the documents or agreements evidencing, securing or otherwise documenting any of the Subordinated Debt.

       (d)   Breach of Representations and Warranties.

       The making or furnishing by any Borrower to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any material respect.

       (e)   Loss of Collateral.

       The loss, theft, damage or destruction of, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.

       (f)   Levy, Seizure or Attachment.

       The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

       (g)   Bankruptcy or Similar Proceedings.

       The commencement of any proceedings in bankruptcy by or against any Borrower or for the liquidation or reorganization of any Borrower, or alleging that any Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of each Borrower's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Borrower; provided, however, that if such commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans during such sixty (60) day period or, if earlier, until such proceedings are dismissed.

       (h)   Appointment of Receiver.

       The appointment of a receiver or trustee for any Borrower, for any of the Collateral or for any substantial part of Borrowers' assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Borrower which is a corporation; provided, however, that if such appointment or commencement of proceedings against such Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceeding, though Lender shall have no obligation to make Loans during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

       (i)   Judgment.

       The entry of any judgments in excess of $25,000 in the aggregate or any orders against any Borrower which remain unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution. Lender may reserve against availability under Section 2(a) for such judgments.

       (j)   Dissolution of Borrower.

       The dissolution of any Borrower which is a corporation or other entity.

       (k)   Criminal Proceedings.

       The institution in any court of a criminal proceeding (including indictments) against any Borrower, or the indictment of any Borrower . for any crime.

       (l)   Change of Control.

       A Change in Control occurs.

       (m)   Change of Management.

       If any of the Key Managers shall cease to be actively involved in the day to day management of Borrowers and Borrowers fail to hire a successor reasonably satisfactory to Lender within one hundred twenty (120) days after such event.

       (n)   Material Adverse Change.

       Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Lender in its sole judgment or the occurrence of any event which, in Lender's sole judgment, could have a Material Adverse Effect.

       (o)   Mandatory Prepayments.

       The occurrence of any event or circumstance that requires a mandatory prepayment of any portion of the Subordinated Debt pursuant to the terms of the Subordinated Debt Documents.

       (p)   Default or Revocation of Subordination Agreements.

       Any event of default is declared or otherwise occurs (after giving effect to any applicable notice and/or cure periods) under any of the Subordination Agreements or the revocation or termination of any of the Subordination Agreements, except revocation or termination in accordance with their terms.

       (q)   Licenses.

       The termination or revocation of any of the license agreements listed on Schedule 11(z) hereto if the technology covered by such license agreements is used by any Borrower in its business and the loss of such
license would have a Material Adverse Effect.

       (r)   Significant Contracts.

       Any event of default is declared or otherwise occurs (after giving effect to any applicable notice and/or cure periods) under any Significant Contract and the failure to cure such default would reasonably be expected to have a Material Adverse Effect on Borrowers.

       (s)   Contingent Acquisition or Other Liabilities.

       Any event of default is declared or otherwise occurs (after giving effect to any applicable notice and/or grace periods) under any Contingent Acquisition or Other Liabilities, in excess of Two
Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

       (t)   Cessation of Business Activities.

       There shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive Business Days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower if such event or circumstance is not covered by business interruption insurance and would reasonably be expected to have a Material Adverse Effect on Borrowers.

       (u)   Assignment of Debt.

       If any note, debt, or obligation (in whole or in part) of any Borrower to Bruno Guazzoni or Emral Holdings Limited is endorsed, assigned, or transferred (whether voluntarily, by operation of law, or otherwise) to any Person that has not duly and validly executed in favor of, and delivered to, Lender a subordination agreement in form and content satisfactory to Lender in its sole discretion.

    16.   REMEDIES UPON AN EVENT OF DEFAULT.

       (a) Upon the occurrence of an Event of Default described in Section 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, and this Agreement shall terminate (other than the provisions hereof which expressly survive termination) and Lender shall have no further obligation to make
Loans, all without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable, and, in addition, Lender may, at its option, exercise any and all rights and remedies under this Agreement, the Other Agreements and the Loan Documents, at law or in equity.

       (b) Upon the occurrence of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of any Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of any Borrower's premises without cost to Lender. At Lender's request, Borrowers shall, at Borrowers' expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrowers. Borrowers recognize that if Borrowers fail to perform, observe or discharge any of their Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agree that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrowers are entitled to an accounting of the Liabilities and state the charge, if any, for an accounting, and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

       (c) Without limiting the rights of Lender under applicable law, Lender has a right of set-off, a lien against and a security interest in all property of each Borrower now or at any time in Lender's or any Affiliate of Lender's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account, as security for all Liabilities. At any time and from time to time following the occurrence of a Default or an Event of Default, or event which, with the passage of time, the giving of notice or both would become an Event of Default, Lender may without notice or demand, set-off and apply or cause to be set-off and applied any and all deposits at any time held and other indebtedness at any time owing by Lender or any Affiliate of Lender to or for the credit of Borrowers against the Liabilities.

       (d) Lender shall have the right, but not the obligation, to continue to extend the Revolving Loans during any continuing Event of Default without waiving such Event of Default or the default remedies of Lender and on such terms and conditions as Lender elects in its sole and absolute discretion. Without limitation to any of its default rights and remedies, Lender may elect to continue to make the Revolving Loans with such a reduced Maximum Revolving Loan Limit and with such reductions in the percentages set forth in Section 2(a)(i) as Lender determines to be in the interest of Lender.

       (e) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Other Agreements, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, or any event which with the giving of notice or the passage of time, or both, would become an Event of Default, Lender may, in its sole and absolute discretion, (i) withhold or cease making Loans or issuing Letters of Credit, (ii) commence accruing interest on the Loans at a rate up to the Default Rate, or (iii) decrease the Maximum Revolving Loan Limit.

    17.   CONDITIONS PRECEDENT.

       The obligation of Lender to fund each of the Revolving Loans, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

       (a) Lender shall have received this Agreement and each of the Other Agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) each of which shall be in form and substance satisfactory to Lender (the "Closing Document List");

       (b) With respect to funding the initial Revolving Loan, since September 30, 2006, no event shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Lender in its sole discretion;

       (c) Lender shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

       (d) With respect to funding the initial Revolving Loan, Lender shall have determined that immediately after giving effect to (i) the making of the initial Revolving Loan requested to be made on the date hereof, (ii) the payment of all fees due upon such date, and (iii) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrower shall have (x) a Minimum Net Availability of not less than Five Hundred Thousand Dollars ($500,000) and (y) a Net Worth in the minimum amount of at least Six Million Five Hundred Thousand Dollars ($6,500,000) on the Closing Date.

       (e) Borrowers shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transaction contemplated hereby.

       (f) As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

       (g) As of the Closing Date, Borrowers shall have performed and complied with all agreements, covenants and conditions contained in this Agreement.

       (h) Upon making of each request for a Loan by Borrowers, and upon the making of such Loan by Lender, Borrowers shall be deemed to have jointly and severally represented and warranted to Lender that, both before and after giving effect to such request and Loan, (i) all representations and warranties contained herein and in the Other Agreements are true and correct, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) Borrowers are in compliance in all material respects with this Agreement and the Other Agreements and have performed and complied in all material respects with the Other Agreements. Lender shall have no obligation to make any Loans or issue any Letters of Credit hereunder unless the conditions set forth in clauses (i), (ii) and (iii) in this subsection (i) are true and correct.

       (i) By completing the closing hereunder, or by making Loans hereunder, Lender does not waive a breach of any warranty, representation or covenant hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation are specifically reserved by Lender.

    18.   INDEMNIFICATION.

       Each Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations,
Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrowers shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral. The provisions of this Section 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

    19.   NOTICE.

       All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at c/o LaSalle Business Credit, Two Commerce Square, 2001 Market Street, Suite 2610, Philadelphia, PA 19103, Attention: Portfolio Manager, facsimile number: (267) 386-8840, and in the case of Borrowers shall be sent to them at each of their respective principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrowers in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery. Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized
Officer (whether requesting a Loan or otherwise) as being genuine and authorized.

    20.   CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

       This Agreement and the Other Agreements are submitted by Borrowers to Lender for Lender's acceptance or rejection at Lender's principal place of business as an offer by Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES.
If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

       To induce Lender to accept this Agreement, Borrowers irrevocably agree that, subject to Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE COMMONWEALTH OF PENNSYLVANIA.
  EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID COMMONWEALTH. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS HAVING SITUS WITHIN THE COMMONWEALTH OF PENNSYLVANIAAND IRREVOCABLY AGREES TO SERVICE OF PROCESS BY
CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF
THE APPROPRIATE PARTY SET FORTH HEREIN.  EACH BORROWER HEREBY
WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE
VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

    21.   MODIFICATION AND BENEFIT OF AGREEMENT.

       This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by each Borrower or such other Person who is a party to such Other Agreement and Lender.
No Borrower may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, each Borrower's rights, titles, interest, remedies, powers or duties hereunder and thereunder. Each Borrower hereby consents to Lender's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender's rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

    22.   HEADINGS OF SUBDIVISIONS.

       The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

    23.   POWER OF ATTORNEY.

       Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

    24.   CONFIDENTIALITY.

       Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to Borrowers which is (i) furnished by Borrowers to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to any Borrower may be distributed by Lender or such affiliate to Lender's or such affiliate's directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party.
In addition, such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrowers and Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Borrower hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate the transactions contemplated by this Agreement and the Other Agreements (the "Transaction"), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent or any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax treatment related to the Transaction.

    25.   COUNTERPARTS.

       This Agreement, any of the Other Agreements, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

    26.   ELECTRONIC SUBMISSIONS.

       Upon not less than thirty (30) days' prior written notice (the "Approved Electronic Form Notice"), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in "Approved
Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and "Approved Electronic Form" means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

    27.   WAIVER OF JURY TRIAL; OTHER WAIVERS.

       (a) EACH BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR
INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWERS AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

       (b) Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

       (c) Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to such Borrower, including, without limitation any Deposit Account at Lender or such Affiliate.

       (d)   EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND
HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWERS WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

       (e) Lender's failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

    28.   TIME.

       Time is of the essence in the performance under all provisions of this Agreement and all related agreements and documents.

    29.   SIGNATORIES.

       Each individual signatory hereto represents and warrants that he/she is duly authorized to execute this Agreement on behalf of his principal and that he/she executes this Agreement in such capacity and not as a party.

    30.   THIRD PARTIES.

       No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers' duty of performance, including, without limitation,
Borrowers' duties under any account or contract with any other Person.

    31.   DISCHARGE OF LIENS.

       Lender, in its sole discretion, shall have the right at any time, and from time to time, if Borrowers fail to do so, to pay sums necessary to discharge liens (including without limitation tax liens and liens with respect to ERISA obligations), at any time levied or placed on any of the Collateral, other than Permitted Liens. All sums paid by Lender to discharge such liens shall be deemed to be an advance as a Prime Rate Revolving Loan hereunder, shall be added to the Liabilities, and shall bear interest at the highest rate applied to the Prime Rate Revolving Loans, until repaid to Lender. Such payments made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

    32.   MONETARY DESIGNATIONS.

       All designations of "Dollars" or "$" shall be deemed to be referenced to United States Dollars.

    33.   PATRIOT ACT.

       To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this Section, an account shall be understood to include loan accounts such as the Loans.

    34.   JOINT AND SEVERAL LIABILITY OF BORROWERS.

       (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Liabilities.

       (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Liabilities (including, without limitation, any Liabilities arising under this Section 34), it being the intention of the parties hereto that all of the Liabilities shall be the joint and several obligations of each Person composing any of the Borrowers without preferences or distinction among them.
       (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Liabilities as and when due or to perform any of the Liabilities in accordance with the terms thereof, then in each such event the other Persons composing the Borrowers will make such payment with respect to, or perform, such Liabilities.

       (d) The Liabilities of each Person composing any of the Borrowers under the provisions of this Section 34 constitute the absolute and unconditional, full recourse Liabilities of each Person composing any of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity, or enforceability of this Agreement or any other circumstances whatsoever.

       (e) Except as otherwise expressly provided in this Agreement, each
Person composing any of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Liabilities, any requirement of diligence or to mitigate damages, and, generally, to the extent permitted by applicable law, all demands, notices, and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing any of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Liabilities, the acceptance of any payment of any of the Liabilities, the acceptance of any partial payment thereon, any waiver, consent, or other action or acquiescence by Lender at any time or times in respect of any default by any Person composing any of the Borrowers in the performance or satisfaction of any term, covenant, condition, or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Liabilities, and the taking, addition, substitution, or release, in whole or in part, at any time or times, of any security for any of the Liabilities or the addition, substitution, or release, in whole or in part, of any Person composing any of the Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Person composing any of the Borrowers to comply with any of its respective Liabilities, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this afford grounds for terminating, discharging, or relieving any Person composing any of the Section Borrowers, in whole or in part, from any of its Liabilities under this Section, it being the intention of each Person composing any of the Borrowers that, so long as any of the Liabilities hereunder remain unsatisfied, the Liabilities of each such Person composing any of the Borrowers under this Section shall not be discharged except by performance and then only to the extent of such performance. The Liabilities of each Person composing any of the Borrowers under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to any Person composing any of the Borrowers or Lender. The joint and several liability of the Persons composing any of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation, or any other change whatsoever in the name, constitution, or place of formation of any of the Persons composing any of the Borrowers or Lender.

       (f) Each Person composing any of the Borrowers represents and warrants to Lender that such Borrower is currently informed of the financialcondition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Liabilities. Each Person composing any of the Borrowers further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing any of the Borrowers hereby covenants that such Borrower will continue to keep informed of the Borrowers' financial condition, the financial condition of guarantors,if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Liabilities.

       (g) Each of the Persons composing any of the Borrowers waives all rights and defenses arising out of an election of remedies by Lender.

       (h) Each of the Persons composing any of the Borrowers waives all rights and defenses that such Borrower may have because the Liabilities aresecured by any Collateral. This means, among other things, that Lender may collect from such Borrower without first foreclosing on any Collateral pledged by any of the Borrowers.

       (i) The provisions of this Section are made for the benefit of Lender and its successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any such Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing any of the Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing any of the Borrowers or to resort to any other source or means of obtaining payment of any of the Liabilities hereunder or to elect any other remedy. The provisions of this Section shall remain in effect until all of the Liabilities shall have been indefeasibly paid in full. If atany time, any payment, or any part thereof, made in respect of any of the Liabilities, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, or reorganization of any of the Persons composing any of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated in effect as though such payment had not been made.

       (j) Each of the Persons composing any of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing any of the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Liabilities or any collateral security therefor until such time as all of the Liabilities have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Liabilities arising hereunder or thereunder, to the prior payment in full in cash of the Liabilities and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts, or its assets, whether voluntary or involuntary, all such Liabilities shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities, or other property, shall be made to any other
Borrower
therefor.

       (k) Each of the Persons composing any of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Liabilities. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for, or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Liabilities shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce, or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced, and received by such Borrower as trustee for Lender for application to the Liabilities.

    35.   COMMON ENTERPRISE.

       The successful operation and condition of each Borrower is dependent on the continued successful performance of the functions of the other Borrowers. Each Borrower expects to derive benefit (and the board of directors or other governing body of each Borrower has determined that it may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by Lender hereunder, both in their separate capacities and as members of an interrelated group of companies. Each Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit of such Borrower and is in its best interest.

    36.   PURPOSELY OMITTED.

    37.   SAVINGS CLAUSE.

       Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, the obligations of each Borrower with respect to the repayment of the outstanding principal balance of the Loan shall be limited to a maximum aggregate amount equal to the greater of (a) the loan proceeds and the value of all other consideration and benefits received by or for the benefit of such Borrower in connection with the financing transactions contemplated hereunder, or (b) the largest amount that would not render its obligations with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the "Fraudulent Transfer Laws"), if and to the extent such Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws. In making such determination, all rights of subrogation and contribution of any Borrower with respect to such obligations shall be deemed to be an asset of such Borrower.

    38. ZANETT AS AGENT FOR THE BORROWERS. Each Borrower hereby irrevocably appoints Zanett as the borrowing agent and attorney-in-fact for all of the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. All actions or inactions of the officers, managers, members and/or agents of the Administrative Borrower with respect to the transactions contemplated under the Loan Documents shall be deemed to be with full authority and binding upon all Borrowers. The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated hereby.
Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide the Lender with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of deposit and disbursement accounts and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the
Borrowers in the most efficient and economical manner and at their request, and that the Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the deposit and disbursement accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender to do so, and in consideration thereof, each Borrower herby jointly and severally agrees to indemnify the Lender and to hold the Lender harmless against any and all liability, expense, loss, or claim of damage or injury, made against the Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the deposit and disbursement accounts and Collateral of the Borrowers as herein provided, (ii) the Lender's relying on any instructions of the Administrative Borrower, or (iii) any other action taken by the Lender hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the Lender under this
Section 38 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LENDER:

LASALLE BANK NATIONAL ASSOCIATION

By:________________________________________
     Joseph R. Costanza, Group Senior Vice President


BORROWERS:

ZANETT, INC.

By:________________________________
      Dennis Harkins, Designated Officer


ZANETT COMMERCIAL SOLUTIONS, INC.

By:_________________________________
      Dennis Harkins, Designated Officer

PARAGON DYNAMICS, INC.

By:__________________________________
      Dennis Harkins, Designated Officer



EXHIBIT B - COMPLIANCE CERTIFICATE

       Attached to and made a part of that certain Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the "Agreement") of even date herewith among Zanett, Inc., Zanett Commercial Solutions, Inc. and Paragon Dynamics, Inc. (each, a "Borrower" and collectively, the "Borrowers") and LaSalle Bank, N.A. ("Lender").

       This Certificate is submitted pursuant to paragraph 11(b) of the Agreement.

       The undersigned hereby certifies to Lender that as of the date of this Certificate:

       1. The undersigned is the __________________________
of Borrowers.

       2. There exists no Default or Event of Default, as such terms are defined in the Agreement, or, if such a Default or Event of Default exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

       3. No material adverse change in the condition, financial or otherwise, business, property, or results of operations of any Borrower has occurred since [date of last Compliance Certificate/ last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrowers have taken or proposes to takewith respect thereto.

       4. Borrowers are in compliance with the representations, warranties and covenants in the Agreement, or, if Borrowers are not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

       5. The financial statements of Borrowers being concurrently delivered herewith have been prepared in accordance with GAAP and there have been no material changes in accounting policies or financial reporting practices of the Borrowers since [date of the last compliance certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

       6. Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.



ZANETT, INC.

By:_________________________________
Title________________________________
ZANETT COMMERCIAL SOLUTIONS, INC.

By:_________________________________
Name/Title:__________________________

PARAGON DYNAMICS, INC.

By:_________________________________
Name/Title:__________________________



EXHIBITS

A                    Business and Collateral Locations

B.                    Form of Compliance Certificate

C.                    Form of Borrowing Base Certificate

D.                    Form of Notice of Increase

SCHEDULES

1                     Permitted Liens

1(a)                 Public Subordinated Promissory Notes

1(b)                 Private Subordinated Promissory Notes

11(b)               Locations

11(g)               Litigation

11(i)               Affiliate Transactions

11(j)               Names and Tradenames

11(k)              Equipment

11(n)              Other Indebtedness

11(p)               Parents, Subsidiaries and Affiliates

11(s)               Intellectual Property

11(w)              Equity

11(z)               Licenses

11(aa)             Subordinated Debt

11(dd)             Taxes

11(ee)              Significant Contracts

11(jj)               Contingent Acquisition or Other
Liabilities

17(a)               Closing Documents List